EXHIBIT 99.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AKAMAI TECHNOLOGIES, INC.,

ARROW ACQUISITION CORP.,

IB HOLDCO INC.,

I-BEHAVIOR INC.,

ACERNO INC.,

IB SPINCO LLC

AND

THE REPRESENTATIVE OF THE COMPANY PARTICIPATING EQUITY HOLDERS

(NAMED HEREIN)

October 20, 2008

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ARTICLE III ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY, I-B, A-C AND SPINCO		33
3.1	Organization, Qualification and Corporate Power	34
3.2	Spinco Capitalization	34
3.3	Authorization of the Spin-Off Transaction	34
3.4	Authorization by Spinco	35
3.5	Noncontravention	35
3.6	Financial Statements	36
3.7	Undisclosed Liabilities	36
3.8	Absence of Certain Changes	37
3.9	Contracts	37
3.10	Litigation	37
3.11	Disclosure	37
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY		38
4.1	Organization and Corporate Power	38
4.2	Authorization of Transaction	38
4.3	Noncontravention	38
4.4	Broker’s Fees	38
4.5	Sufficiency of Funds	38
4.6	Investment Representation	39
4.7	Disclosure	39
ARTICLE V COVENANTS		39
5.1	Closing Efforts	39
5.2	Spin-Off Transaction	39
5.3	Governmental and Third-Party Notices and Consents	39
5.4	Stockholder Approval	39
5.5	Operation of Business	40
5.6	Access to Information	42
5.7	Notice of Breaches	42
5.8	Exclusivity	43
5.9	Expenses	43
5.10	Access to Customers and Suppliers	43
5.11	Financial Statements	43
5.12	Payoff of Silicon Valley Bank Loan	43
5.13	280G Covenant	43
5.14	FIRPTA	44
5.15	Indemnification and Insurance	44
5.16	Change in Control Of Spinco	44
5.17	Employees	44
ARTICLE VI CONDITIONS TO CONSUMMATION OF MERGER		45
6.1	Conditions to Obligations of the Buyer and the Transitory Subsidiary	45
6.2	Conditions to Obligations of the Company	46
ARTICLE VII INDEMNIFICATION		47
7.1	Indemnification by the Company Participating Equity Holders	47
7.2	Indemnification by Spinco	47
7.3	Indemnification Claims	48
7.4	Survival of Representations and Warranties	51
7.5	Limitations	51
ARTICLE VIII TAX MATTERS		53
8.1	Preparation and Filing of Tax Returns; Payment of Taxes	53
8.2	Tax Indemnification by the Company Participating Equity Holders and Spinco	54
8.3	Allocation of Certain Taxes	55
8.4	Cooperation on Tax Matters	55
8.5	Termination of Tax-Sharing Agreements	55
8.6	Scope of Article VIII	55
8.7	Tax Treatment of Indemnity Payments	56

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ARTICLE IX TERMINATION		56
9.1	Termination of Agreement	56
9.2	Effect of Termination	56
ARTICLE X DEFINITIONS		57
ARTICLE XI MISCELLANEOUS		71
11.1	Press Releases and Announcements	71
11.2	No Third Party Beneficiaries	71
11.3	Entire Agreement	71
11.4	Succession and Assignment	71
11.5	Counterparts and Facsimile Signature	71
11.6	Headings	71
11.7	Notices	71
11.8	Governing Law	72
11.9	Amendments and Waivers	72
11.10	Severability	72
11.11	Submission to Jurisdiction	73
11.12	Construction	73
11.13	Legal Representation	73
11.14	Specific Performance	73
11.15	No Other Representation or Warranty	74

Exhibit A -	Agreement and Plan of Distribution
Exhibit B -	Plan of Recapitalization
Exhibit C -	Form of Stockholder Voting Agreement
Exhibit D -	Form of Opinion of Counsel to the Company
Exhibit E -	Form of Escrow Agreement

Schedule I -	Allocation of Merger Consideration
Schedule II-	Certain Accruals
Schedule 6.1(b)-	Certain Authorizations
Schedule 8.1(c)-	Tax Reporting of Dividend and Redemption
Schedule 8.4-	Required Tax Information

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of October 20, 2008, by and among Akamai Technologies, Inc., a Delaware corporation (the “Buyer”), Arrow Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), IB Holdco Inc., a Delaware corporation (the “Company”), I-Behavior, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“I-B”), aCerno Inc., a Delaware corporation and a wholly-owned subsidiary of I-B (“A-C”), IB Spinco LLC, a Delaware limited liability company and a wholly-owned subsidiary of I-B (“Spinco”) and, solely for the purpose of carrying out its responsibilities hereunder as representative of the Company Participating Equity Holders, the Representative specified in Article X. The Buyer, the Transitory Subsidiary, the Company, I-B, A-C and Spinco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. On the date hereof, I-B and Spinco have entered into the Agreement and Plan of Distribution in the form attached hereto as Exhibit A (as modified, amended and supplemented in accordance with the terms thereof and of this Agreement, the “Distribution Agreement”). The transactions described in the Distribution Agreement are referred to herein as the “Distribution Transaction.”

B. Pursuant to the Distribution Agreement, prior to the consummation of the Merger, I-B will distribute to its sole stockholder, the Company, all of the membership interests of Spinco held by I-B (the “Dividend”). Immediately following the Dividend, the Company will cause Spinco to be converted into a Delaware corporation.

C. On the date hereof, the Company has adopted the Plan of Recapitalization in the form attached hereto as Exhibit B (the “Plan of Recapitalization”). The transactions described in the Plan of Recapitalization, including the amendment and restatement of the certificate of incorporation of the Company attached thereto, are referred to herein as the “Recapitalization.”

D. Pursuant to the Plan of Recapitalization and following the Distribution Transaction and the Recapitalization, but prior to the Merger, the Company will distribute all of the capital stock of Spinco received by the Company as a result of such conversion (the “Spinco Stock”) to all of its stockholders in a partial, pro rata redemption of the capital stock of the Company held by each such stockholder (the “Redemption”). As a result of, and upon completion of, the Dividend, the Recapitalization and the Redemption, Spinco will be owned directly by the stockholders of the Company who are stockholders as of immediately prior to the Effective Time of the Merger. The Distribution Transaction, the Dividend, the Recapitalization and the transactions described in this Recital D are collectively referred to herein as the “Spin-Off Transaction.”

E. Concurrently with the Closing, but immediately following the consummation of the Spin-Off Transaction, the Transitory Subsidiary will merge with and into the Company, with the Company becoming the Surviving Corporation in accordance with this Agreement. In connection with the Merger, (i) the Company Stockholders will receive cash consideration in exchange for their remaining capital stock of the Company, (ii) all vested Options shall be cancelled in exchange for the cash option consideration set forth herein and (iii) unvested options held by employees of A-C to acquire common stock of the Company will become options to acquire Buyer Common Shares.

F. Concurrently with the execution of this Agreement, certain employees of the Company and its Subsidiaries are entering into agreements with the Buyer regarding retention arrangements and certain of the employees of the Company and its Subsidiaries are entering into non-competition and non-solicitation agreements with the Buyer and which will become effective simultaneous with the Closing.

G. The Parties intend that, as soon as practicable following the execution of this Agreement, and as a condition of the willingness of the Buyer and the Company to enter into this Agreement, in accordance with applicable law certain stockholders of the Company will cause written consents to approve the transactions contemplated by this Agreement to be executed by themselves or by their proxy holders.

Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows.

ARTICLE I

THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, immediately after the consummation of the Spin-Off Transaction, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

1.2 The Closing. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, commencing at 9:00 a.m. local time on the Closing Date, or such other time and place as the Parties mutually agree.

1.3 Actions at the Closing. At the Closing:

(a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 6.1;

(b) the Buyer and the Transitory Subsidiary shall deliver to the Company and Spinco the various certificates, instruments and documents referred to in Section 6.2;

(c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

(d) the Buyer shall deposit with the Paying Agent the aggregate Initial Merger Consideration and the aggregate Initial Option Consideration in immediately available funds;

(e) the Buyer or the Surviving Corporation shall authorize and instruct the Paying Agent to deliver the aggregate Initial Merger Consideration and the Initial Option Consideration in accordance with Section 1.8(a);

(f) the Buyer shall deposit the Representative Expense Amount to an account designated by the Representative in writing to the Buyer not less than three (3) business days prior to the Closing;

(g) the Buyer shall pay the Company Third Party Expenses in immediately available funds set forth on the Preliminary Closing Balance Sheet in accordance with payment instructions provided by the Company in writing to the Buyer not less than three (3) business days prior to the Closing;

(h) the Buyer shall pay off the Silicon Valley Bank Loan in accordance with the terms of the SVB Payoff Letter;

(i) the Buyer shall retain the Option Tax Amount for payment to the Internal Revenue Service; and

(j) the Buyer shall retain the Tax Estimate for payment to the Internal Revenue Service and the applicable state taxing authorities pursuant to the provisions of Section 8.1(c), subject to the adjustment provisions thereof; and

(k) the Buyer, the Representative and the Escrow Agent shall execute and deliver the Escrow Agreement, and the Buyer shall deliver to the Escrow Agent the Initial Escrow Fund being placed in escrow on the Closing Date pursuant to Section 1.11(a) and the Initial Special Escrow Fund being placed in escrow on the Closing Date pursuant to Section 1.11(b).

1.4 Additional Action. The Surviving Corporation may, at any time from and after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company, the Transitory Subsidiary, I-B or A-C in order to consummate and give effect to the transactions contemplated by this Agreement.

1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a) Each Series D-1 Non-Redeemable Share, or fraction thereof, issued and outstanding immediately prior to the Effective Time (other than Series D-1 Non-Redeemable Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series D-1 Non-Redeemable Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to, and payable in accordance with, the provisions of Section 1.8) an amount in cash, on the basis of each whole share, equal to $1.00.

(b) Each Series D-2 Redeemable Participating Share, or fraction thereof, issued and outstanding immediately prior to the Effective Time (other than Series D-2 Redeemable Participating Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series D-2 Redeemable Participating Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to, and payable in accordance with, the provisions of Sections 1.6, 1.8, 1.10 and 1.11) an amount in cash, on the basis of each whole share, equal to the sum of (i) the Per Share Participating Initial Consideration; (ii) the Per Share Participating Earn-Out Consideration; (iii) the Per Share Positive Closing Net Surplus, if any; (iv) the Per Share Escrow Fund Interest, when and if payable; (v) the Per Share Special Escrow Fund Interest, when and if payable, in each case without any interest thereon; and (vi) the Per Share Representative Expense Amount Surplus, if any.

(c) Each Series C-1 Non-Redeemable Share, or fraction thereof, issued and outstanding immediately prior to the Effective Time (other than Series C-1 Non-Redeemable Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series C-1 Non-Redeemable Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to, and payable in accordance with, the provisions of Section 1.8) an amount in cash, on the basis of each whole share, equal to $1.75.

(d) Each Series C-2 Redeemable Participating Share, or fraction thereof, issued and outstanding immediately prior to the Effective Time (other than Series C-2 Redeemable Participating Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series C-2 Redeemable Participating Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to, and payable in accordance with, the provisions of Sections 1.6, 1.8, 1.10 and 1.11) an amount in cash, on the basis of each whole share, equal to the sum of (i) the Per Share Participating Initial Consideration; (ii) the Per Share Participating Earn-Out Consideration; (iii) the Per Share Positive Closing Net Surplus, if any; (iv) the Per Share Escrow Fund Interest, when and if payable; (v) the Per Share Special Escrow Fund Interest, when and if payable, in each case without any interest thereon; and (vi) the Per Share Representative Expense Amount Surplus, if any.

(e) Each Series B-1 Non-Redeemable Share, or fraction thereof, issued and outstanding immediately prior to the Effective Time (other than Series B-1 Non-Redeemable Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series B-1 Non-Redeemable Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to, and payable in accordance with, the provisions of Section 1.8) an amount in cash, on the basis of each whole share, equal to $1.01.

(f) Each Series B-2 Redeemable Participating Share, or fraction thereof, issued and outstanding immediately prior to the Effective Time (other than Series B-2 Redeemable Participating Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series B-2 Redeemable Participating

Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to, and payable in accordance with, the provisions of Sections 1.6, 1.8, 1.10 and 1.11) an amount in cash, on the basis of each whole share, equal to the sum of (i) the Per Share Participating Initial Consideration; (ii) the Per Share Participating Earn-Out Consideration; (iii) the Per Share Positive Closing Net Surplus, if any; (iv) the Per Share Escrow Fund Interest, when and if payable; (v) the Per Share Special Escrow Fund Interest, when and if payable, in each case without any interest thereon; and (vi) the Per Share Representative Expense Amount Surplus, if any.

(g) Each Series A-1 Non-Redeemable Share, or fraction thereof, issued and outstanding immediately prior to the Effective Time (other than Series A-1 Non-Redeemable Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series A-1 Non-Redeemable Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to, and payable in accordance with, the provisions of Section 1.8) an amount in cash, on the basis of each whole share, equal to $0.40.

(h) Each Series A-2 Redeemable Participating Share, or fraction thereof, issued and outstanding immediately prior to the Effective Time (other than Series A-2 Redeemable Participating Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series A-2 Redeemable Participating Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to, and payable in accordance with, the provisions of Sections 1.6, 1.8, 1.10 and 1.11) an amount in cash, on the basis of each whole share, equal to the sum of (i) the Per Share Participating Initial Consideration; (ii) the Per Share Participating Earn-Out Consideration; (iii) the Per Share Positive Closing Net Surplus, if any; (iv) the Per Share Escrow Fund Interest, when and if payable; (v) the Per Share Special Escrow Fund Interest, when and if payable, in each case without any interest thereon; and (vi) the Per Share Representative Expense Amount Surplus, if any.

(i) Each Common Share, or fraction thereof, issued and outstanding immediately prior to the Effective Time other than Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Common Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to, and payable in accordance with, the provisions of Sections 1.6, 1.8, 1.10 and 1.11) an amount in cash, on the basis of each whole share, equal to (i) the Per Share Participating Initial Consideration; (ii) the Per Share Participating Earn-Out Consideration; (iii) the Per Share Positive Closing Net Surplus, if any; (iv) the Per Share Escrow Fund Interest; when and if payable; (v) the Per Share Special Escrow Fund Interest, when and if payable, in each case, without any interest thereon; and (vi) the Per Share Representative Expense Amount Surplus, if any.

(j) The Company has prepared Schedule I attached hereto as a preliminary summary of the allocation of the aggregate Initial Merger Consideration, the Initial Option Consideration, the Initial Escrow Fund and the Initial Special Escrow Fund. The Parties acknowledge and agree that the Company and the Buyer will jointly amend Schedule I as of the Effective Time to reflect such amounts based on (i) the Company Participating Equity Equivalents and the Total Equity outstanding immediately prior to the Effective Time and (ii) the calculation of the Net Total Consideration after giving effect to the items specified in the Total Consideration.

(k) Each Company Share held in the Company’s treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

(l) Each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

1.6 Earn-Out Consideration. The Company Participating Equity Holders shall be entitled to additional consideration as follows:

(a) If the Company Revenue for the three month period ended December 31, 2008 is equal to or greater than the Revenue Target, then the Company Participating Equity Holders shall be entitled to additional consideration equal to the sum of (i) $3,000,000 (the “Initial Performance Payment”) and (ii) $2.00 for each $1.00 of

Company Revenue for the three month period ended December 31, 2008 that is greater than the Revenue Target (the “Additional Threshold Payment” and, together with the Initial Performance Payment, the “Earn-out Consideration”). In no event shall (i) the Additional Threshold Payment exceed an aggregate of $5,000,000 or (ii) the Earn-out Consideration exceed an aggregate of $8,000,000.

(b) The Company Participating Equity Holders shall not be entitled to receive, and shall not receive, any Earn-out Consideration if the Company Gross Margins for the three month period ending December 31, 2008 are less than the Gross Margins Target.

(c) As soon as practicable after completion of the Buyer’s audit for the three month period ending December 31, 2008, and in any event no later than March 31, 2009, the Buyer shall prepare (or cause to be prepared) and deliver to the Representative (i) a calculation of the Company Revenue for the three month period ending December 31, 2008, (ii) a calculation of the Company Gross Margins for the three month period ending December 31, 2008, (iii) relevant backup schedules reasonably sufficient to allow review of the Buyer’s calculation of such Company Revenue and Company Gross Margins, and (iv) a statement of the amount, if any, of the Earn-out Consideration to be delivered to the Company Participating Equity Holders. Unless the Representative shall, in accordance with the provisions of subsection (d) below, challenge the Buyer’s determination of the Company Revenue for the three month period ended December 31, 2008, the Company Gross Margins for the three month period ending December 31, 2008 and/or the Earn-out Consideration within 30 days after the delivery of the Buyer’s calculation thereof, the Buyer’s determination shall be binding upon the Company Participating Equity Holders and the Representative. The Representative shall be granted reasonable access during business hours to the books, records and accounting work papers of the Company to conduct its review of such Company Gross Revenue and Company Gross Margins. Such access shall be at such times and in such a manner as shall not unreasonably interfere with the Buyer’s operation of the Company’s business.

(d) In the event that the Representative disputes the calculation of the Company Revenue for the three month period ending December 31, 2008, the Company Gross Margins for the three month period ending December 31, 2008 and/or the Earn-out Consideration, the Representative shall notify the Buyer in writing by delivery of a notice (an “Earn-out Dispute Notice”) within 30 calendar days after delivery of the Buyer’s calculation of the Company Revenue for the three month period ending December 31, 2008, the Company Gross Margins for the three month period ending December 31, 2008 and/or the Earn-out Consideration, which Earn-out Dispute Notice shall set forth in reasonable detail the basis for such dispute. In the event of such a dispute, the Buyer and the Representative shall use their Reasonable Best Efforts to reach agreement on the disputed items or amounts in order to determine the Earn-out Consideration. If the Buyer and the Representative are unable to resolve the dispute within 30 calendar days after delivery of the Earn-out Dispute Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by the Representative and the Buyer or, if the Representative and the Buyer fail or refuse to select a firm within 10 calendar days after written request therefor by the Representative or the Buyer, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the Wilmington, Delaware office of the AAA (the “Neutral Accountant”). All determinations pursuant to this paragraph (d) shall be in writing and shall be delivered to the Representative and the Buyer. The determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon all Parties. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.6 may be entered in and enforced by any court having jurisdiction thereover.

(e) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 1.6(d) shall be shared equally by the Company Participating Equity Holders, on the one hand, and the Buyer, on the other hand; provided that if the Neutral Accountant determines that the Buyer, on the one hand, or the Representative, on the other hand, adopted a position or positions with respect to the Earn-out Consideration that is frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such party.

(f) Within 14 days of the resolution of any dispute or the Representative’s failure to deliver an Earn-out Dispute Notice on a timely basis, the Buyer shall (i) pay 1.3% of the Earn-out Consideration, if any, to The Jordan, Edmiston Group, Inc. in accordance with payment instructions provided by the Representative, (ii) pay 86.2% of the Earn-out Consideration, if any, to the Paying Agent and (iii) deposit with the Escrow Agent 12.5% of the Earn-out Consideration, if any, in escrow pursuant to the Escrow Agreement. The Paying Agent shall pay to each Company Participating Equity Holder an amount equal to the product of (x) the number of Company Participating Equity Equivalents owned by the Company Participating Equity Holder immediately prior to the Effective Time and (y) the Per Share Participating Earn-out Consideration.

(g) By their adoption of this Agreement, the Company Participating Equity Holders agree and acknowledge that the Buyer may make from time to time such business decisions as it deems appropriate, in its sole discretion, in the conduct of the business of the Company and its Subsidiaries following Closing, including actions that may have an impact on the Company Revenue, Company Gross Margins and/or the Earn-out Consideration. The Company Participating Equity Holders will have no right to claim any lost earn-out or other damages as a result of such decisions so long as the actions were not taken by the Buyer in bad faith for the principal purpose of frustrating provisions of this Section 1.6.

(h) Notwithstanding any other provision in this Section 1.6, if at the time any Earn-out Consideration would otherwise be payable to the Company Participating Equity Holders the Buyer has made any claim for indemnification under and in accordance with Article VII of this Agreement based upon a claim of fraud, willful misrepresentation or a breach of any Constitutive Representation, which claim has not previously been satisfied (an “Unsatisfied Claim”), then, if the sum of (i) the amount of such Unsatisfied Claim plus (ii) the aggregate amount of Damages claimed by the Buyer with respect to any pending claims under Article VII (the aggregate amount of the claims under clauses (i) and (ii) are hereinafter referred to as the “Total Pending Claims”) would reduce the aggregate amount then in the Escrow Fund, if any, to zero ($0), then the Buyer may offset that portion of the Earn-out Consideration otherwise payable by the Buyer by the amount by which that portion of the Total Pending Claims attributable to the Unsatisfied Claim that would reduce the Escrow Fund to an amount of less than zero ($0) (or, if the actual amount of the Unsatisfied Claim has been determined under Article VII, the actual Damages with respect to such claim as so determined). One hundred percent (100%) of any remaining balance of the Earn-out Consideration remaining after such offset shall be paid to the Paying Agent for payment to each Company Participating Equity Holder in accordance with the provisions of Section 1.6(f). If, after the final resolution of any such Unsatisfied Claim, the amount of Damages to which the Buyer is entitled to indemnification from such offset Earn-out Consideration is less than the amount of such offset, such excess portion of the previously offset Earn-out Consideration shall be paid to the Paying Agent for payment to each Company Participating Equity Holder in accordance with the provisions of Section 1.6(f).

1.7 Dissenting Shares.

(a) Dissenting Shares shall not be converted into or represent the right to receive the consideration for the applicable Company Shares as specified in Section 1.5 (the “Applicable Specified Consideration”), unless the Company Stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Applicable Specified Consideration issuable in respect of such Company Shares.

(b) Immediately after the occurrence of a conversion of Dissenting Shares into Merger Consideration pursuant to Section 1.7(a), (i) if such conversion occurs during (A) the Escrow Period, the Per Share Escrow Amount, if applicable, for each Dissenting Share formerly held by the Company Stockholder shall be designated as part of the Escrow Fund and shall remain in escrow pursuant to Section 1.11(a) and (B) the Special Escrow Period, the Per Share Special Escrow Amount, if applicable, for each Dissenting Share formerly held by the Company Stockholder shall be designated as part of the Special Escrow Fund and shall remain in escrow pursuant to Section 1.11(b) and (ii) the Initial Merger Consideration for each Dissenting Share formerly held by the Company Stockholder shall be delivered to the Paying Agent for distribution to the Company Stockholder in accordance with Section 1.8.

(c) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct, in consultation with the Company, all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

1.8 Paying Agent and Payment Process.

(a) Prior to the Effective Time, the Buyer shall appoint the Paying Agent to effect the delivery of the Applicable Specified Consideration and the Option Consideration (at the times, and on the terms and conditions, set forth in this Agreement). On the Closing Date, the Buyer shall authorize and instruct the Paying Agent in writing to distribute (i) the Initial Merger Consideration to the Company Stockholders as described in Section 1.5 and in accordance with this Section 1.8 and (ii) the Initial Option Consideration to the Company Optionholders as described in Section 1.9 and in accordance with this Section 1.8. As soon as practicable after the Effective Time, the Buyer shall cause the Paying Agent to send a notice and payment instruction letter to each Company Stockholder and each Company Optionholder advising such holder of the effectiveness of the Merger and the procedure for payment of the Initial Merger Consideration and the Initial Option Consideration, as the case may be, payable to such holder pursuant to Section 1.5 or Section 1.9, as the case may be. Each Company Stockholder and each Company Optionholder upon submission of such payment instruction letter in accordance with the instructions in such letter, shall be entitled to receive (subject to any Taxes required to be withheld) the Initial Merger Consideration payable pursuant to Section 1.5 or the Initial Option Consideration payable pursuant to Section 1.9, as the case may be, and, subject to the terms and conditions set forth in this Agreement, the other Applicable Specified Consideration or Option Consideration, as the case may be, when and if payable under the terms of this Agreement. Until such payment instruction letter is delivered to the Paying Agent, each Company Stockholder shall be entitled to receive only the Initial Merger Consideration payable pursuant to Section 1.5 and, subject to the terms and conditions set forth in this Agreement, the other Applicable Specified Consideration when and if payable under the terms of this Agreement and each Company Optionholder shall be entitled to receive only the Initial Option Consideration payable pursuant to Section 1.9 and, subject to the terms and conditions set forth in this Agreement, the other Option Consideration when and if payable under the terms of this Agreement. Company Stockholders and Company Optionholders shall not be entitled to receive the Initial Merger Consideration or the Initial Option Consideration, as the case may be, and, subject to the terms and conditions set forth in this Agreement, the other Applicable Specified Consideration or the other Option Consideration, as applicable, when and if payable under the terms of this Agreement, to which they would otherwise be entitled until such payment instruction letter is properly delivered to the Paying Agent.

(b) If any portion of the Applicable Specified Consideration or Option Consideration is to be paid to a person other than the Company Stockholder or Company Optionholder of record, it shall be a condition to the payment of such Applicable Specified Consideration or Option Consideration, as the case may be, that the person requesting such assignment of the applicable consideration shall (i) provide irrevocable instructions in form satisfactory to the Paying Agent setting forth the provisions for such payment and (ii) pay to the Paying Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Paying Agent nor any Party shall be liable to a Company Stockholder or a Company Optionholder, as the case may be, for any Applicable Specified Consideration payable to such holder pursuant to Section 1.5 or any Option Consideration payable to such holder pursuant to Section 1.9, as the case may be, that is delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

1.9 Options and Warrants.

(a) As of the Effective Time, all unvested I-B Options shall be terminated as of immediately prior to the Effective Time. As of the Effective Time, all unvested A-C Options and any Option Plan, insofar as it relates to unvested A-C Options outstanding under such Option Plan as of the Closing, shall be assumed by the Buyer, in such manner that the Buyer (i) is a corporation “assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent Section 424 of the Code does not apply to any such A-C Options, would be such a corporation were Section 424 of the Code applicable to such A-C Options, and in accordance with the provisions set forth below. Immediately after the Effective Time, each unvested A-C Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such A-C Option at the Effective Time, such number of Buyer Common Shares as is equal to the result obtained by dividing (i) the product of (A) the Per Share Participating Initial Consideration and (B) number of Common Shares subject to the unvested portion of such A-C Option by (ii) the Buyer Stock Price (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed unvested Option shall be equal to the product of (i) the result obtained by dividing (X) the exercise price of such Option immediately prior to the Effective Time by (Y) the Per Share Participating Initial Consideration and (ii) the Buyer Stock Price (rounded up to the nearest whole cent). The term, exercisability, vesting schedule and all of the other terms of the unvested Options shall otherwise remain unchanged.

(b) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of unvested A-C Options appropriate notices setting forth such holders’ rights pursuant to such A-C Options, as amended by this Section 1.9, and the agreements evidencing such A-C Options, and that such A-C Option shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and such notice).

(c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of Buyer Common Shares for delivery upon exercise of the unvested A-C Options assumed in accordance with this Section 1.9. Within 15 business days after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act with respect to all Buyer Common Shares subject to the A-C Options that may be registered on a Form S-8, and shall use its Reasonable Best Efforts to maintain the effectiveness of such Registration Statement for so long as such A-C Options remain outstanding.

(d) The Company shall obtain, prior to the Closing, the consent from each holder of an unvested A-C Option to the amendment of such Option to the extent necessary to give effect to the provisions of this Section 1.9 (unless such consent is not required under the terms of the applicable agreement, instrument or plan). The Company shall obtain, prior to the Closing, the consent from each holder of an unvested I-B Option to the termination of such unvested I-B Option pursuant to this Section 1.9 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

(e) As of the Effective Time, all vested Options shall, to the extent not exercised prior to the Closing, be cancelled in exchange for the right to receive (subject to, and payable in accordance with, the provisions of Sections 1.6, 1.8, 1.10 and 1.11) the Option Consideration. The Company shall obtain, prior to the Closing, the consent from each holder of a vested Option to the cancellation of such vested portion of the Option pursuant to this Section 1.9 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

(f) The Company shall cause the termination, as of the Effective Time, of the Warrants which remain unexercised.

(g) The Company shall obtain, prior to the Closing, the consent from each holder of a Warrant to the termination of such Warrant pursuant to this Section 1.9 (unless such consent is not required under the terms of the applicable agreement or instrument).

1.10 Adjustment Before and After the Closing. The Merger Consideration shall be subject to adjustment as follows:

(a) Not later than three business days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a balance sheet of the Company as of a date (the “Preliminary Closing Balance Sheet Date”) within five business days of the Closing Date (the “Preliminary Closing Balance Sheet”). The Preliminary Closing Balance Sheet shall be prepared in accordance with the provisions relating to the preparation of the Closing Balance Sheet set forth in this Section 1.10; provided, however, for the purposes of the Preliminary Closing Balance Sheet, the Spin-Off Transaction shall be deemed to have been completed immediately prior to the date of the Preliminary Closing Balance Sheet, and no amounts representing federal or state income Taxes attributable to the

Spin-Off Transaction shall be included as a liability on the Preliminary Closing Balance Sheet. The Preliminary Closing Balance Sheet shall be accompanied by (i) all relevant backup materials and schedules, in detail reasonably acceptable to the Buyer, and (ii) a statement setting forth the amount, if any, by which the estimated Net Asset Value (the “Preliminary Net Asset Value”) is greater than, or less than, the Target Amount. In calculating the Preliminary Net Asset Value, the Preliminary Closing Balance Sheet shall include (A) all Company Third Party Expenses that have not been paid prior to the date of Closing and which shall be paid by the Buyer in accordance with the provisions of Section 1.3(g) (it being agreed that the amount of such Company Third Party Expenses so set forth shall not be recorded as a liability of the Company for purposes of the calculation of the Preliminary Net Asset Value since such amounts shall be deducted from the determination of Total Consideration); (B) accruals for the disputes, severance obligations and retention and change in control payments (it being agreed that the amount of Employee Amounts set forth on the Preliminary Closing Balance Sheet, which for the avoidance of doubt the Surviving Corporation shall pay, shall not be recorded as a liability of the Company for purposes of the calculation of the Preliminary Net Asset Value since such amounts shall be deducted from the determination of Total Consideration); (C) reserves in respect of Taxes, including, without limitation, liabilities for state income Taxes, property Taxes, and sales Taxes and all deferred tax liabilities such as the deferred tax liability for the Section 481 adjustments (it being agreed that the amount of the Tax Estimate and Option Tax Amount set forth on the Preliminary Closing Balance Sheet shall not be recorded as a liability of the Company for purposes of the calculation of the Preliminary Net Asset Value since such amounts shall be deducted from the determination of Total Consideration); (D) all amounts required to pay in full the principal, interest, fees and other charges payable to satisfy and discharge in full the Silicon Valley Bank Loan (it being agreed that such amount so set forth shall not be recorded as a liability of the Company for purposes of the calculation of the Preliminary Net Asset Value since such amount shall be deducted from the determination of Total Consideration); (E) if not paid in full prior to the Closing, the premium for the directors’ and officers’ liability insurance and fiduciary liability insurance to be acquired by the Company pursuant to Section 5.15; (F) all accrued bonus and vacation obligations; (G) all capital lease obligations; (H) accruals for Option repricing obligations to the extent not included in the Employee Amounts; (I) accruals for Company Employee 401(k) liability; and (J) accruals for aged payables beyond the normal course. Schedule II attached hereto reflects accruals and other items contemplated by the preceding sentence, including estimated amounts in respect thereof as of the date of this Agreement, that the Parties agree shall be reflected on the Preliminary Closing Balance Sheet. The Preliminary Closing Balance Sheet shall be accompanied by a statement setting forth the calculations showing the basis for the determination of such sums.

(b) Not later than the due date (without regard to extensions) for filing the federal income Tax Return of the Company for the taxable period ending on the Closing Date, the Buyer shall deliver to the Representative the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP), except that the Closing Balance Sheet may exclude all footnotes, subject to the adjustments set forth in this Section 1.10 (which shall be in addition to and not in lieu of those required by GAAP) and shall be certified as such by the Buyer.

(c) The Closing Balance Sheet delivered pursuant to paragraph (b) above shall be accompanied by (i) all relevant backup materials and schedules, in detail reasonably acceptable to the Representative, and (ii) a statement setting forth the amount, if any, by which the Net Asset Value is greater than, or less than, the Preliminary Net Asset Value. In calculating the Net Asset Value, the Closing Balance shall include as liabilities (A) the full amount of the Company Third Party Expenses (it being agreed that the amount of the Company Third Party Expenses shall be recorded as a liability of the Company for purposes of the calculation of the Net Asset Value only to the extent such Company Third Party Expenses were not set forth on the Preliminary Closing Balance Sheet and paid by the Buyer in accordance with the provisions of Section 1.3(g)); (B) accruals for the disputes, severance obligations and retention and change in control payments (it being agreed that the amount of the Employee Amounts, which for the avoidance of doubt the Surviving Corporation shall pay, shall be recorded as a liability of the Company for purposes of the calculation of the Net Asset Value only to the extent such Employee Amounts were not set forth on the Preliminary Closing Balance Sheet); (C) reserves in respect of Taxes, , including, without limitation, all deferred tax liabilities such as the deferred tax liability for the Section 481 adjustments and liabilities for state income Taxes, property Taxes, and sales Taxes (it being agreed that the amount of the Tax Estimate shall not be recorded as a liability, but that any amounts representing federal or state income Taxes attributable to the Spin-Off Transaction in excess of the Tax Estimate shall be included as a liability on the Closing Balance Sheet and the Option Tax Amount so set forth shall be recorded as a liability of the Company for purposes of the calculation of the Net Asset Value only to the extent such amounts were not set forth on the Preliminary Closing Balance Sheet and paid by the Buyer in accordance with the provisions of Section 1.3(i)); (D) all amounts required to pay in full the principal, interest, fees and other charges payable to satisfy and discharge in full the Silicon Valley Bank Loan (it being agreed that such amount so set forth shall be recorded as a liability of the Company for purposes of the calculation of the Net Asset Value only to the extent such amounts were not set forth on the Preliminary Closing Balance Sheet and paid by the Buyer in accordance with Section 1.3(h)); (E) if not paid in full prior to the Closing, the premium for the directors’ and officers’ liability insurance and fiduciary liability insurance to be acquired by the Company pursuant to Section 5.15; (F) all accrued bonus and vacation obligations; (G) all capital lease obligations; (H) accruals for Option repricing obligations to the extent not included in the Employee Amounts; (I) accruals for Company Employee 401(k) liability; and (J) accruals for aged payables beyond the normal course. Schedule II attached hereto reflects accruals and other items contemplated by the preceding sentence, including but not limited to, estimated amounts in respect thereof as of the date of this Agreement, that the Parties agree shall be reflected in the Closing Balance Sheet. The Closing Balance Sheet shall be accompanied by a statement setting forth the calculations showing the basis for the determination of such sums.

(d) In the event that the Representative disputes the Closing Balance Sheet or the calculation of the Closing Net Asset Value Adjustment, the Representative shall notify the Buyer in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Balance Sheet; provided, however, that if the Net Asset Value differs from the Preliminary Net Asset Value by more than $2,000,000, such 30 calendar day review period shall be extended to 60 calendar days. Any such Dispute Notice shall specify those items or amounts as to which the Representative disagrees, and the Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of the Closing Net Asset Value Adjustment delivered pursuant to Sections 1.10(b) and 1.10(c). In the event of such a dispute, the Buyer and the Representative shall first use their Reasonable Best Efforts to reach agreement on the disputed items or amounts in order to determine the Closing Net Asset Value Adjustment, which amount shall not be less than the Buyer’s calculation delivered pursuant to Section 1.10(c) nor more than the Representative’s calculation delivered pursuant to this Section 1.10(d). If the Buyer and the Representative are unable to resolve the dispute within 30 calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to the Neutral Accountant. All determinations and calculations pursuant to this paragraph (d) shall consider only those items or amounts on the Closing Balance Sheet or the Buyer’s calculation of Closing Net Asset Value as to which the Representative has disagreed, shall be in writing and shall be delivered to the Buyer and the Representative as promptly as practicable. The determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon all Parties. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.10 may be entered in and enforced by any court having jurisdiction thereover.

(e) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 1.10 (d) shall be shared equally by the Company Participating Equity Holders, on the one hand, and the Buyer, on the other hand; provided that if the Neutral Accountant determines that one such party has adopted a position or positions with respect to the Closing Balance Sheet or the calculation of the Closing Net Asset Value Adjustment that is frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such party.

(f) Immediately upon the expiration of the 30 calendar day period for giving the Dispute Notice, if no such notice is given, or upon notification by the Representative to the Buyer, that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 1.10, the Merger Consideration shall be adjusted as follows (the “Adjusted Merger Consideration”):

(i) If the Closing Net Asset Value Adjustment is negative, the Buyer shall be entitled to recover such deficiency (the “Closing Net Asset Value Shortfall”) pursuant to the terms of the Escrow Agreement;

(ii) If the Closing Net Asset Value Adjustment is zero, the Merger Consideration shall not be adjusted; and

(iii) If the Closing Net Asset Value Adjustment is positive, the amount of such surplus (the “Closing Net Asset Value Surplus”) shall be paid as follows: (A) the Buyer shall deliver to the Paying Agent an amount in immediately available funds equal to 87.5% of the Closing Net Asset Value Surplus, which amount shall be distributed by the Paying Agent to the Company Participating Equity Holders, and (B) the Buyer shall deposit with the Escrow Agent 12.5% of the Closing Net Asset Value Surplus in escrow pursuant to the Escrow Agreement. The Paying Agent shall pay to each Company Participating Equity Holder an amount equal to the product of (x) the number of Company Participating Equity Equivalents owned by the Company Participating Equity Holder immediately prior to the Effective Time and (y) the Per Share Closing Net Asset Value Surplus.

1.11 Escrow Arrangements.

(a) On the Closing Date, the Buyer shall deliver to the Escrow Agent the Initial Escrow Fund for the purpose of (i) providing security for any adjustment to the amount of the Merger Consideration pursuant to Section 1.10 and (ii) securing the indemnification obligations of the Company Participating Equity Holders set forth in Article VII. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b) On the Closing Date, the Buyer shall deliver to the Escrow Agent the Initial Special Escrow Fund for the purpose of securing the indemnification obligations of the Company Participating Equity Holders set forth in Article VII with respect to the I-B Obligations. The Special Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Special Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(c) The adoption of this Agreement and the approval of the Merger by the Company Participating Equity Holders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Fund and the Special Escrow Fund in the escrows established pursuant to this Section 1.11.

1.12 Representative.

(a) In order to efficiently administer the transactions contemplated hereby, including (i) the determination of the Earn-out Consideration, the Preliminary Net Asset Value and the Adjusted Merger Consideration, (ii) the waiver of any condition to the obligations of the Company Participating Equity Holders to consummate the transactions contemplated hereby and (iii) the defense and/or settlement of any claims for which the Company Participating Equity Holders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to this Agreement, the Company Participating Equity Holders, by the approval of the Merger and adoption of this Agreement and/or their acceptance of any Merger Consideration pursuant to this Agreement, hereby designate the Representative as their representative, attorney-in-fact and agent.

(b) The Company Participating Equity Holders, by the approval of the Merger and adoption of this Agreement and/or their acceptance of any Merger Consideration pursuant to this Agreement, hereby authorize the Representative (i) to make all decisions relating to the determination of the Earn-out Consideration pursuant to Section 1.6, (ii) to make all decisions relating to the determination of the Preliminary Net Asset Value and the Adjusted Merger Consideration pursuant to Section 1.10, (iii) to take all action necessary in connection with the waiver of any condition to the obligations of the Company to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Company Participating Equity Holders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VII hereof, (iv) to give and receive all notices required to be given under the Agreement, (v) to use the Representative Expense Amount for purposes of paying fees and expenses of the Representative incurred in connection with the discharge of its duties under this Agreement and (vi) to take any and all additional action as is contemplated to be taken by or on behalf of the

Company Participating Equity Holders by the terms of this Agreement. If any amount of the Representative Expense Amount remains after the Representative has discharged its duties under this Agreement (the “Representative Expense Amount Surplus”), the Paying Agent shall pay to each Company Participating Equity Holder an amount equal to the product of (x) the number of Company Participating Equity Equivalents owned by the Company Participating Equity Holder immediately prior to the Effective Time and (y) the Per Share Representative Expense Amount Surplus.

(c) In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Company Stockholders (acting by the vote of the Company Stockholders who immediately prior to the Effective Time held at least a majority of the outstanding Company Shares held by all Company Stockholders (voting on an as-converted to Common Share basis)) shall select another representative to fill the vacancy of the Representative initially chosen by the Company Stockholders, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement and the documents delivered pursuant hereto. Notwithstanding anything to the contrary set forth herein, Company Stockholders (acting by a vote of the Company Stockholders who immediately prior to the Effective Time held at least a majority of the outstanding Company Shares held by all Company Stockholders (voting on an as-converted to Common Share basis)) shall have the right to remove the Representative (with or without cause) and shall select another representative to fill the vacancy of such Representative, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(d) A decision, act, consent, instruction or action of the Representative, including without limitation any agreement between the Representative and the Buyer relating to the determination of the Preliminary Net Asset Value, the Adjusted Merger Consideration, the Earn-out Consideration, the defense or settlement of any claims for which the Company Participating Equity Holders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VII hereof or any adjustment to Schedule I in accordance with the provisions of Section 7.3(h), shall constitute a decision, act, consent, instruction or action of all Company Participating Equity Holders and shall be binding and conclusive upon each of such Company Participating Equity Holders and the Parties, the Surviving Corporation and the Escrow Agent may rely upon any such decision, act, consent, instruction or action as being the decision, act, consent or instructions of each and every such Company Participating Equity Holder. The Buyer, I-B, A-C, the Surviving Corporation and the Escrow Agent are hereby relieved from any liability to any Company Participating Equity Holder for any acts done by them in accordance with such decision, act, consent, instruction or action of the Representative.

(e) By his, her or its approval of the Merger and adoption of this Agreement, and/or their acceptance of any Merger Consideration pursuant to this Agreement, each Company Participating Equity Holder, agrees that:

(i) the Buyer shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Earn-out Consideration, the Preliminary Net Asset Value and the Adjusted Merger Consideration, the settlement of any claims for indemnification by the Buyer and/or the Surviving Corporation pursuant to Article VII or any other actions required or permitted to be taken by the Representative hereunder (including any adjustment to Schedule I in accordance with the provisions of Section 7.3(h)), and no party shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Representative;

(ii) no Company Participating Equity Holder shall have any cause of action against the Representative for any action taken or not taken, decision made or not made or instruction given or not given by the Representative under this Agreement, the Escrow Agreement or any of the agreements related hereto, except for fraud or willful breach of this Agreement by the Representative, and the Company Participating Equity Holders shall jointly and severally indemnify the Representative in respect of and hold it harmless for, any action taken, decision made or instruction given by the Representative under this Agreement, the Escrow Agreement or any of the agreements related hereto, except for fraud or willful breach of this Agreement by the Representative;

(iii) the provisions of this Section 1.12 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Participating Equity Holder may have in connection with the transactions contemplated by this Agreement;

(iv) remedies available at law for any breach of the provisions of this Section 1.12 are inadequate; therefore, the Buyer and the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the Buyer and/or the Surviving Corporation brings an action to enforce the provisions of this Section 1.12; and

(v) the provisions of this Section 1.12 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of each Company Participating Equity Holder, and any references in this Agreement to a Company Participating Equity Holder or the Company Participating Equity Holders shall mean and include the successors to the Company Participating Equity Holder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise

(f) For purposes of clarification, the Representative is a representative and agent of the Company Participating Equity Holders only and does not represent, and is not an agent for, any other Party hereto, including Spinco.

1.13 Certificate of Incorporation and By-laws.

(a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

(b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

1.14 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

1.15 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and the holder of such Company Shares shall cease to have any rights with respect thereto, except as provided herein or by law.

1.16 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, any demand for such a transfer is made to the Buyer, the Surviving Corporation or the Paying Agent, the Company Shares formerly owned by such Company Stockholder shall be cancelled and exchanged for the Applicable Specified Consideration (at the times, and on the terms and conditions, set forth in this Agreement), subject to applicable law in the case of Dissenting Shares.

1.17 Withholding Obligations. Each of the Buyer, the Company, the Surviving Corporation, the Paying Agent and the Escrow Agent, as applicable and without duplication, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to any provision of this Agreement to any Equity Holders such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable U.S., state, local or foreign law, rule or regulation. To the extent that amounts are so withheld by the Buyer, the Company, the Surviving Corporation, the Paying Agent and the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equity Holders in respect of which such deduction and withholding was made by the Buyer, the Company, the Surviving Corporation, the Paying Agent or the Escrow Agent, as the case may be. The Buyer shall also have the right to collect Forms W-8 or W-9, or such other forms relating to United States federal withholding obligations as may be applicable, from the Equity Holders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, I-B AND A-C

The Company, I-B and A-C, jointly and severally, represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). Except in the case of Sections 2.2(a), 2.2(c), 2.2(d) and 2.6, for purposes of this Article II, the term Subsidiaries shall exclude Spinco and the representations and warranties in this Article II shall be deemed to be made assuming the Spin-Off Transaction has been consummated, and the obligations of Spinco and I-B under the Distribution Agreement have been fully satisfied. The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II and in Article III. The disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this Article II or in Article III and (b) other sections or paragraphs in this Article II or in Article III to the extent that it is reasonably clear from a reading of the disclosure that such disclosure also qualifies or applies to such other section or paragraph. The inclusion of any disclosure set forth in Disclosure Schedule shall not be deemed to constitute an admission of any liability of any Party to any third party or otherwise imply, except where required in response to the provisions of any representation or warranty, that such disclosure is material, creates a measure for materiality for purposes of the Agreement or has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Spinco Material Adverse Effect.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to the Buyer complete and accurate copies of its certificate of incorporation and by-laws, each as amended to date. The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws.

2.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 29,645,572 Common Shares, of which, as of the date of this Agreement, 3,145,323 shares were issued and outstanding and no shares were held in the treasury of the Company, and (ii) 16,136,259 Preferred Shares, of which (A) 3,300,000 have been designated as Series A Shares, of which, as of the date of this Agreement, 3,300,000 shares were issued and outstanding, (B) 1,772,201 have been designated as Series B Shares, of which, as of the date of this Agreement, 1,772,201 shares were issued and outstanding, (C) 2,954,171 have been designated as Series C Shares, of which, as of the date of this Agreement, 2,954,171 shares were issued and outstanding, and (D) 8,109,887 have been designated as Series D Shares, of which, as of the date of this Agreement, 5,109,887 shares were issued and outstanding.

(b) Upon the completion of the Spin-Off Transaction, the authorized capital stock of the Company shall consist of (i) 29,645,572 Common Non-redeemable Shares (ii) 29,645,572 Redeemable Class A Common Shares, (iii) 5,000,000 Redeemable Class B Common Shares, and (iv) 48,408,777 Preferred Shares, of

which (A) 3,300,000 shall have been designated as Series A Shares, (B) 3,300,000 shall have been designated as Series A-1 Non-Redeemable Shares, (C) 3,300,000 shall have been designated as Series A-2 Redeemable Participating Shares, (D) 1,772,201 shall have been designated as Series B Shares, (E) 1,772,201 shall have been designated as Series B-1 Non-Redeemable Shares, (F) 1,772,201 shall have been designated as Series B-2 Redeemable Participating Shares (G) 2,954,171 shall have been designated as Series C Shares, (H) 2,954,171 shall have been designated as Series C-1 Non-Redeemable Shares, (I) 2,954,171 shall have been designated as Series C-2 Redeemable Participating Shares, (J) 8,109,887 shall have been designated as Series D Shares, (K) 8,109,887 shall have been designated as Series D-1 Non-Redeemable Shares, and (L) 8,109,887 shall have been designated as Series D-2 Redeemable Participating Shares.

(c) Section 2.2(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of record of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Shares) the number of Common Shares (if any) into which such shares are convertible. Section 2.2(c) of the Disclosure Schedule also indicates all outstanding Company Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(d) Section 2.2(d) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Company Shares issued to date under such Plan, the number of Company Shares subject to outstanding options under such Plan and the number of Company Shares reserved for future issuance under such Plan, (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Company Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto), (iii) all holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof, and (iv) all holders of outstanding Notes, indicating with respect to each Note the agreement or other document under which it was granted, the principal amount of the Note, the rate of interest on the principal amount of the Note, the number of shares of capital stock, and the class or series of such shares, subject to such Note, the conversion price, the date of issuance and the expiration date thereof. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Options and all agreements evidencing Warrants and Notes. All of the shares of capital stock of the Company subject to Options, Warrants and Notes will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

(e) With respect to the outstanding Options, (i) each such Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto no later than the Grant Date, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act, to the extent applicable, and all other applicable laws, (iv) the per share exercise price of each Option was not, and will not be deemed to be, less than the fair market value of a Company Share issuable upon exercise of the Option on the applicable Grant Date, and (v) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company.

(f) Except as set forth in Section 2.2(d) or 2.2(f) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of capital stock of the Company or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(g) There is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights), registration under the Securities Act or the securities laws of any other jurisdiction, or voting, of the capital stock of the Company.

2.3 Authorization. The Company, I-B, and A-C have all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which they are a party and to perform their respective obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which they are a party and, subject to obtaining the Requisite Stockholder Approval, which is the only approval required from the Company Stockholders, the performance by the Company, of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. The execution and delivery by I-B and A-C of this Agreement and the other agreements contemplated hereby (to the extent that they are a party thereto), the performance by I-B and A-C, of this Agreement and the consummation by I-B and A-C of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of I-B and A-C. Without limiting the generality of the foregoing, the Board of Directors of the Company, by written action or at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is advisable, fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. The Board of Directors of I-B, by written action or at a meeting duly called and held, by the unanimous vote of all directors has approved the execution and delivery of this Agreement, and the performance by I-B of its obligations hereunder in accordance with the provisions of the Delaware General Corporation Law. The Board of Directors of A-C, by written action or at a meeting duly called and held, by the unanimous vote of all directors has approved the execution and delivery of this Agreement and the performance by A-C of its obligations hereunder in accordance with the provisions of the Delaware General Corporation Law. This Agreement and all other agreements contemplated hereby to which any of the Company, I-B and A-C are or will be a party have been or will be as of the Closing Date duly and validly executed and delivered by each of the Company, I-B and A-C and, subject to the valid execution and delivery thereof by the Buyer and the Transitory Subsidiary, constitute or will constitute the valid and binding obligation of each of the Company, I-B, and A-C, as applicable, enforceable against each of them in accordance with its terms.

2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, to the filing or other regulatory requirements, if any, of any applicable U.S. or foreign regulatory body, and, in the case of the Merger, to the Company’s receipt of the Requisite Stockholder Approval, neither the execution and delivery by the Company, I-B and A-C of this Agreement or any other agreement contemplated hereby to which they are a party, nor the performance by the Company, I-B and A-C of their respective obligations hereunder or thereunder, nor the consummation by the Company, I-B and A-C of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, each as amended or restated to date, or the Certificate of Incorporation or By-laws (or comparable organizational documents) of any Subsidiary, each as amended or restated to date, (b) require on the part of the Company, any Subsidiary or, to the Company’s Knowledge, any Company Stockholder any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the assets of the Company or any Subsidiary are subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties or assets. Section 2.4 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties required under the Contracts and from Persons set forth on Section 2.25 of the Disclosure Schedule and of Governmental Entities, and all filings and notices, that are required in connection with the consummation by the Company, I-B and A-C of the transactions contemplated by this Agreement.

2.5 Subsidiaries.

(a) Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.

2.6 Financial Statements.

(a) The Company has made available to the Buyer the Financial Statements. The Financial Statements (i) comply as to form with all applicable accounting requirements and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Financial Statements referred to in clauses (b) and (c) of the definition of such term are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes.

(b) Each of the Financial Statements fairly presents the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the date thereof and for the period referred to therein, and is consistent with the books and records of the Company and its Subsidiaries. The accruals for bonus payments, vacation expenses, severance payments and Taxes are accounted for on the Most Recent Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with GAAP.

(c) The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls and procedures which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. For the avoidance of doubt, the assessment of the sufficiency of the Company’s system of internal accounting controls and procedures in the preceding sentence shall include consideration of the relative size and complexity of the Company’s and its Subsidiaries’ operations and the inapplicability of Section 404 of the Sarbanes Oxley Act of 2002 to the Company and its Subsidiaries.

(d) The Company does not have any “off-balance sheet arrangements (as defined in Item 303(a)(4) of Regulation S-K of the SEC).

(e) Neither the Company nor any Subsidiary has, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company or any Subsidiary. Section 2.6(e) of the Disclosure Schedule identifies any loan or extension of credit maintained by the Company or any Subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.

(f) EKS&H, the auditor of the Company and the Company’s Subsidiaries pursuant to the engagement letter, dated as of March 4, 2008 between I-B and EKS&H, was and had been at all times during its engagement by the Company or its Subsidiaries “independent” with respect to the Company and its Subsidiaries within the meaning of Regulation S-X.

2.7 Absence of Certain Changes. Since January 1, 2008, except with respect to the business and operations of I-B, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (s) of Section 5.5.

2.8 Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, a copy of which is attached to Section 2.8 of the Disclosure Schedule, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material.

2.9 Tax Matters.

(a) Each of the Company and its Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is or was the Company or I-B. The Company and the Subsidiaries have paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and the Subsidiaries for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any Subsidiary has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person or entity other than the Company or a Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company and the Subsidiaries were required by applicable law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b) The Company has made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company and the Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or a Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(b) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority which is still in force.

(c) Neither the Company nor any Subsidiary has made any payment, is obligated to make any payment or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code). Neither the Company nor any Subsidiary is or has ever been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d) None of the assets of the Company or any Subsidiary (i) is property that is required to be treated as being owned by any other person or entity pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(e) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

(f) There is no limitation on the utilization by the Company or any Subsidiary of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383 or 384 of the Code or comparable provisions of foreign state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(g) Neither the Company nor any Subsidiary is a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Company are subject to an election under former Section 341(f) of the Code. Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(h) Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

(i) Neither the Company nor any Subsidiary is a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.

(j) Neither the Company nor any Subsidiary has ever distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(k) Neither the Company nor any Subsidiary owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(l) Section 2.9(l) of the Disclosure Schedule sets forth each jurisdiction (other than the United States, with respect to federal income Taxes) in which the Company and any Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.

(m) Neither the Company nor any Subsidiary has ever owned an interest in a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(n) Neither the Company nor any Subsidiary has ever incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(o) Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(p) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), except in connection with the Spin-Off Transaction, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(q) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

(r) No holder of Company Shares holds any Company Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code which, to the Knowledge of the Company, has not been made.

(s) Neither the Company nor any Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(t) Neither the Company nor any Subsidiary has ever engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

(u) Section 2.9(u) of the Disclosure Schedule sets forth a complete and accurate list of all agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company or any Subsidiary and a Governmental Entity.

2.10 Assets.

(a) The Company or the applicable Subsidiary is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or such Subsidiary, free and clear of all Security Interests. Each of the Company and the Subsidiaries owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted, which tangible assets are reflected in the Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b) Section 2.10(b) of the Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company and its Subsidiaries, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company or the Subsidiaries.

(c) Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in full.

2.11 Owned Real Property. Neither the Company nor any Subsidiary owns, or has ever owned, any real property.

2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable, security deposit, maintenance and like charges thereunder, and any advance rent paid thereunder. The Company has made available to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is, subject to the valid execution and delivery thereof by the other parties thereto, legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the Company’s Knowledge, against each other party thereto;

(b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the Company’s Knowledge (assuming the receipt by the Company or its Subsidiaries, as applicable, of the consents, and the making of required notices, in each case as disclosed with respect to such Lease in Section 2.4 of the Disclosure Schedule), against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Company, nor any Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such Lease;

(d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f) all facilities leased or subleased thereunder are, to the Company’s Knowledge, supplied with utilities and other services adequate for the operation of said facilities;

(g) to the Company’s Knowledge, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto;

(h) no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company or any Subsidiary;

(i) neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease; and

(j) the Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Lease at the end of the respective Lease term, to the extent required by the Lease.

2.13 Intellectual Property.

(a) Section 2.13(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, as applicable. All assignments of Company Registrations to the Company or any Subsidiary have been properly executed and recorded. To the Knowledge of the Company, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that have become due with respect thereto have been timely paid by or on behalf of the Company as necessary to maintain the validity and enforceability thereof.

(b) There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the Knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registrations. The Company and the Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications included in the Company Registrations and have made no material misrepresentation in such applications. Other than as made known to the Company during the ordinary course of the application process of any Company Registrations, the Company has no Knowledge of any information that would preclude the Company or any Subsidiary from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.

(c) Each item of Company Intellectual Property will be owned or available for use by the Buyer or a Subsidiary of the Buyer following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Company Owned Intellectual Property are listed in Section 2.13(c) of the Disclosure Schedule. The Company Owned Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the current Customer Offerings in the manner so done currently by the Company and its Subsidiaries, (ii) to Exploit the Internal Systems as they are currently used by the Company and its Subsidiaries and (iii) otherwise to conduct the Company’s business in the manner currently conducted by the Company and its Subsidiaries.

(d) The Company or the appropriate Subsidiary has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company and each Subsidiary have complied with all applicable contractual and legal requirements pertaining to the privacy and security of such trade secrets and confidential information. No complaint involving a bona fide claim with a reasonable likelihood of success on the merits relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary. To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary, or (ii) breach of the Company’s or any Subsidiary’s written security procedures wherein confidential information has been disclosed to a third person as a direct result of such breach. The Company and each Subsidiary has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced reasonable quality control measures designed to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(e) None of the Customer Offerings, or the Exploitation thereof by the Company, its Subsidiaries or any reseller, distributor, customer or user of the Company or its Subsidiaries, or any other activity of the Company or its Subsidiaries, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. The Company’s or any Subsidiary’s Exploitation of the Internal Systems does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any third party. Section 2.13(e) of the Disclosure Schedule lists any written or, to the Knowledge of the Company, any other complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received in writing by the Company or any Subsidiary alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received in writing by the Company or any Subsidiary from any reseller, distributor, customer, user or any other third party; and the Company has made available to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any written legal opinions, studies, market surveys and analyses relating to any such alleged or potential infringement, violation or misappropriation.

(f) To the Knowledge of the Company, no person (including any current or former employee or consultant of Company or its Subsidiaries) or entity is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company or any Subsidiary. The Company has made available to the Buyer copies of all written correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

(g) Section 2.13(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company or a Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property (other than licenses, covenants or other agreements relating to commercially available Customer Offerings or otherwise entered into in the Ordinary Course of Business). Neither the Company nor any Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. Neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h) Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or any Subsidiary Exploit it (excluding licenses or agreements relating to currently-available, off the shelf technology) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems, except as specifically set forth in Section 2.13(h) of the Disclosure Schedule. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in Section 2.13(h) of the Disclosure Schedule.

(i) Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and the Company has no Knowledge of any distribution or disclosure by others (including its and the Subsidiaries’ employees and contractors) of, the Company Source Code to any person or entity, except pursuant to the agreements listed in Section 2.13(g) or 2.13(i) of the Disclosure Schedule, and the Company and the Subsidiaries have taken reasonable physical and electronic security measures to prevent the unauthorized disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in an obligation of the Company, its Subsidiaries, or their escrow agent(s) or any other person to disclose or release such Company Source Code to any third party.

(j) All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged solely by regular employees of the Company or a Subsidiary within the scope of their employment or by independent contractors of the Company or a Subsidiary who have executed valid and binding agreements in a form made available to Buyer expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary and leaving such independent contractors no residual claim to such materials.

(k) Section 2.13(k) of the Disclosure Schedule lists all Open Source Materials incorporated by the Company or its Subsidiaries in the Customer Offerings or Internal Systems, and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company or its Subsidiaries. Except as specifically disclosed in Section 2.13(k) of the Disclosure Schedule, neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company or a Subsidiary; or (iii) used Open Source Materials in such a manner as to create, or purport to create, obligations for the Company or any Subsidiary with respect to the Customer Offerings that grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).

(l) Each employee of the Company or any Subsidiary and each independent contractor of the Company or any Subsidiary has executed a valid and binding written agreement expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or during the terms and within the scope of such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein.

(m) To the Knowledge of the Company, the Customer Offerings and the Internal Systems are free from defects in design, workmanship and materials and conform to the written Documentation and specifications therefor. The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. For the avoidance of doubt, any unauthorized access, hampering, deletion or damage caused in whole or in part, by the computer system, software, network or data of third parties, shall not be deemed to be caused by the Customer Offerings and the Internal Systems. The Company and its Subsidiaries have not received any written warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.

(n) The Company and its Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.

2.14 Inventory. Other than general office supplies, neither the Company nor any Subsidiary maintains any inventory.

2.15 Contracts.

(a) Section 2.15(a) of the Disclosure Schedule lists the following agreements (each a “Contract”) to which the Company or any Subsidiary is a party and under which the Company or any Subsidiary has any remaining rights or obligations:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves payment or receipt by the Company or any Subsidiary of more than the sum of $50,000 in any 12 month period, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which the Company or a Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement concerning confidentiality, noncompetition or non-solicitation (other than confidentiality agreements with customers or employees of the Company or any Subsidiary set forth in the Company’s or the applicable Subsidiary’s standard terms and conditions of sale or standard form of employment agreement, copies of the standard form of which have previously been made available to the Buyer);

(vii) any employment agreement, consulting agreement for consultants retained by the Company or its Subsidiaries as consultants within the past 12 months, severance agreement (or agreement that includes provisions for the payment of severance) or retention agreement for Persons presently employed or retained by the Company or its Subsidiaries or under which the Company or any Subsidiary may have any remaining rights or obligations;

(viii) any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled for which there are any remaining rights or obligations of the Company or any Subsidiary);

(ix) any agreement involving any current or former officer, director or stockholder of the Company or any Affiliate thereof;

(x) any agreement under which the consequences of a default or termination would individually, or together with any group of related agreements with the same Person or any Affiliate of such Person, reasonably be expected to have a Company Material Adverse Effect;

(xi) any agency, distributor, sales representative, franchise or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;

(xii) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(xiii) any agreement that could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of the business of the Company or any of its Subsidiaries or the Buyer or any of its subsidiaries as currently conducted; and

(xiv) any other agreement (or group of related agreements) either involving more than $50,000 in any 12 month period or not entered into in the Ordinary Course of Business.

(b) The Company has made available to the Buyer a complete and accurate copy of each Contract (as amended to date). With respect to each Contract: (i) the Contract is, subject to the valid execution and delivery thereof by the other parties thereto, legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the Company’s Knowledge, against each other party thereto; (ii) assuming the receipt by the Company or its Subsidiaries, as applicable, of the consents, and the making of required notices, in each case as disclosed with respect to such Contract in Section 2.4 of the Disclosure Schedule, the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company, any Subsidiary or, to the Knowledge of the Company, any other party under such Contract.

(c) Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.15(a) of the Disclosure Schedule under the terms of Section 2.15(a). Neither the Company nor any Subsidiary is a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a loss or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet.

2.16 Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 120 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.16 of the Disclosure Schedule. All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 120 days after the date on which it first became due and payable), net of a reserve for bad debts related to such accounts receivable in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $5,000 is subject to any contest, claim or setoff by such account debtor.

2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary are liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.18 of the Disclosure Schedule identifies all claims asserted by the Company pursuant to any insurance policy since January 1, 2003 and describes the nature and status of each such claim.

2.19 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Company or any Subsidiary. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.

2.20 Warranties.

(a) No service or product provided, manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, copies of which standard terms have been made available to the Buyer, and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. Section 2.20(a) of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company has no Knowledge of any reason that such expenses should significantly increase as a percentage of sales in the future.

(b) The reserve for warranty claims set forth on the Most Recent Balance Sheet and any reserves for warranty claims created by the Company in the Ordinary Course of Business subsequent to the Most Recent Balance Sheet Date are adequate and were calculated in accordance with GAAP consistently applied.

(c) Neither the Company nor any Subsidiary has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company or a Subsidiary to provide the customer with any other services or products of the Company or a Subsidiary on pre-negotiated terms, including for upgrades to other services or products at prices below the Company’s or Subsidiary’s, as the case may be, published price for such services or products. Neither the Company nor any Subsidiary has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company other than those arising in the Ordinary Course of Business.

2.21 Employees.

(a) Section 2.21(a) of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person and employment status of each such person (including whether the person is on leave of absence and the dates of such leave). Each of such employees is retained at-will and none of such employees is a party to an employment agreement or contract with the Company or any Subsidiary. Each current and former employee of the Company or any Subsidiary has entered into the Company’s or such Subsidiary’s standard form of employee confidentiality, intellectual property and non-disclosure agreement, a copy of which standard form has previously been made available to the Buyer. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.21(a) of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are not citizens of the United States. To the Knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary. The Company and each Subsidiary are in compliance with all applicable laws relating to the employment of employees, including the hiring, classification and termination of employees.

(b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any actual or threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no Knowledge of any organizational effort made or threatened (including the filing of a petition for certification) either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

(c) None of the Company, any Subsidiary or, to the Company’s Knowledge, any director, officer or other key employee of the Company or a Subsidiary, or any Affiliate of any of the foregoing, has any existing undisclosed contractual relationship with the Company or a Subsidiary or owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company and the Subsidiaries.

(d) Section 2.21(d) of the Disclosure Schedule contains a list of all independent contractors currently engaged by the Company and the Subsidiaries, copies of which have been made available to the Buyer, along with the position, date of retention and rate of remuneration for each such person or entity. Except as set forth in Section 2.21(d) of the Disclosure Schedule, none of such independent contractors is a party to a written agreement or contract with the Company or any Subsidiary. Each such independent contractor has entered into the Company’s or the applicable Subsidiary’s standard form of confidentiality, non-competition and assignment of inventions agreement with the Company or the applicable Subsidiary, a copy of which has previously been made available to the Buyer.

(e) Section 2.21(e) of the Disclosure Schedule sets forth a list of each employee of the Company or any Subsidiary who is providing services in the United States and who holds a temporary work authorization (“Work Permit”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document (“EAD”) work authorizations, setting forth the name of such employee, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company or any Subsidiary provided to the United States Department of Labor (“DOL”) and the United States Customs and Immigration Service (“USCIS”) in the applications for such Work Permit was, to the Knowledge of the Company, true and complete at the time of filing such applications. The Company or applicable Subsidiary received the appropriate notice of approval or other evidence of authorized employment from the USCIS, the DOL, the Department of State or other relevant Governmental Entity with respect to each such Work Permit. Neither the Company nor any Subsidiary has received any notice from the USCIS or any other Governmental Entity that any Work Permit has been revoked. There is no action pending or, to the Knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permits.

(f) The Company or a Subsidiary obtained the necessary prevailing wage documentation for each H-1B worker and has paid and continues to pay each H-1B worker the prevailing wage according to the regulations of the DOL. The Company and the Subsidiaries have complied with all terms of the Labor Condition Applications for all H-1B workers and has maintained all documentation required by the DOL regulations. The Company has made available to the Buyer a written statement which summarizes the compliance of the Company and each Subsidiary with the DOL regulations governing labor condition applications.

(g) The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. There are no, and at no time have been, any independent contractors who have provided services to the Company for a period of six consecutive months or longer. The Company has never had any temporary or leased employees.

(h) Section 2.21(h) of the Disclosure Schedule contains a complete and accurate summaries of all unwritten employment policies. All the Company’s and each Subsidiary’s written employee handbooks, employment manuals, employment policies, or affirmative action plans have been made available to the Buyer.

(i) Except as contemplated by Section 2.1 of the Distribution Agreement, neither the Company nor any Subsidiary has caused or will cause any “employment loss” (as that term is defined or used in the Worker Adjustment Retraining Notification Act) at any time from the date that is 90 days immediately preceding the Company’s execution of this Agreement and continuing through the Closing Date.

(j) Neither the Company nor any Subsidiary has incurred, and no circumstances exist under which the Company or any Subsidiary reasonably expects to incur, any liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

2.22 Employee Benefits.

(a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, together with all amendments thereto (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Company Plan, have been made available to the Buyer. All Company Plans comply with California law.

(b) Each Company Plan has been administered in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has met its obligations with respect to each Company Plan and has timely made all required contributions thereto. The Company, each ERISA Affiliate and each Company Plan are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the DOL have been timely submitted.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any liability. No Company Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code rely on opinion letters or have received determination letters from the Internal Revenue Service to the effect that such Company Plans (or their underlying prototype) are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent opinion or determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost. There has been no termination or partial termination of such a Company Plan. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date. Each Company Plan that provides for compliance with Section 404(c) of ERISA or is intended to comply with such provision, so complies.

(e) Neither the Company, any Subsidiary nor any ERISA Affiliate has ever maintained or contributed to an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) No Company Plan has assets that include securities issued by the Company, any Subsidiary or any ERISA Affiliate.

(g) With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements. Neither the Company nor any Subsidiary has any liability for benefits (contingent or otherwise) under any Company Plan, except as set forth on the Financial Statements. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan. There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law, but only to the extent that such continuation of coverage is provided solely at the participant’s or beneficiary’s expense.

(h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Buyer, the Company, any Subsidiary, any ERISA Affiliate, or any plan participant to (i) any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such liability.

(i) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan, or in any way limit such action. The investment vehicles used to fund any Company Plan may be changed at anytime without incurring a sales charge, surrender fee or other similar expense.

(k) Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l) Each individual who has received compensation for the performance of services on behalf of the Company, the Subsidiaries or the ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable law.

(m) Section 2.22(m) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of August 31, 2008.

(n) Section 2.22(n) of the Disclosure Schedule sets forth all bonuses earned by the Company’s or any Subsidiary’s employees through the Closing Date that are expected to be accrued on the Closing Balance Sheet but unpaid as of the Closing Date.

(o) There are no loans or extensions of credit from the Company, any Subsidiary or any ERISA Affiliate to any employee of or independent contractor to the Company or any Subsidiary.

(p) There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans with respect to employees of the Company or any Subsidiary, other than to document or amend agreements documenting benefits previously approved by the Company for the sole purpose of complying with Code Section 409A.

(q) There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Company, any Subsidiary or on any Company Stockholder.

(r) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Company Plan that is a “nonqualified deferred compensation plan” and was in existence prior to October 4, 2004 has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Company Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. With respect to any reduction of the exercise price of a stock option or equity unit option, the exercise price as so reduced was not less than the fair market value of the underlying stock or equity units (as the case may be) as of the date of such exercise price reduction.

2.23 Environmental Matters.

(a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary has any liabilities or obligations arising from the release or threatened release of any Materials of Environmental Concern into the environment.

(c) Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any Subsidiary and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company, the Subsidiaries or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been made available to the Buyer.

(e) The Company has no Knowledge of any environmental liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

2.24 Legal Compliance.

(a) Each of the Company and the Subsidiaries is currently conducting, and has at all times since their inception conducted, their respective businesses in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

(b) Neither the Company, any Subsidiary nor any officer, director, employee or agent thereof or any Company Stockholder acting on behalf of the Company or any Subsidiary, has condoned any act or authorized, directed or participated in any act in violation of any provision of the United States and Foreign Corrupt Practices Act of 1977, as applied to such officer, director, employee, agent or Company Stockholder.

2.25 Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) the 25 customers of A-C that generated the highest amount of revenues (i) during the fiscal year ended December 31, 2007, and (ii) during the eight month period ended August 31, 2008 and (b) the 50 vendors and/or suppliers of A-C to which it paid the highest amount of expenses or other expenditures (i) during the fiscal year ended December 31, 2007, and (ii) during the eight month period ended August 31, 2008. No such customer or supplier has indicated in writing within the past year that it will stop, or, except for fluctuations in the Ordinary Course of Business, decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company or any Subsidiary. No unfilled customer order or commitment obligating the Company or any Subsidiary to process, manufacture, provide or deliver products or perform services will result in a loss to the Company or any Subsidiary upon completion of performance. No purchase order or commitment of the Company or any Subsidiary has been made outside of the Ordinary Course of Business, nor are prices provided therein in excess of amounts for which the Company and its Subsidiaries have budgeted in advance.

2.26 Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in compliance with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.27 Certain Business Relationships With Affiliates. No Affiliate of the Company or any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary (except for any such property that will be used by Spinco to provide the services under the Transition Services Agreement or as set forth in Schedule 2.1 to the Distribution Agreement), (b) has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Subsidiary, or (d) is a party to any contract or other arrangement (written or oral) with the Company or any Subsidiary (other than Spinco under the Distributions Documents). Section 2.27 of the Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.28 Brokers’ Fees. Except for The Jordan, Edmiston Group, Inc., whose fees will constitute Company Third Party Expenses, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.29 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices. Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

2.30 Prepayments, Prebilled Invoices and Deposits.

(a) Section 2.30(a) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been received by the Company and the Subsidiaries as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet, and will be properly accrued for on the Closing Balance Sheet, in accordance with GAAP applied on a consistent basis with the past practice of the Company and the Subsidiaries.

(b) Section 2.30(b) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company and the Subsidiaries as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received after the Closing Date and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet, and will be properly accrued for on the Closing Balance Sheet, in accordance with GAAP applied on a consistent basis with the past practice of the Company and the Subsidiaries.

2.31 Government Contracts. Neither the Company nor any Subsidiary is, or ever has been, a party to, or has ever been suspended or debarred from bidding on, contracts or subcontracts with any Governmental Entity.

2.32 Disclosure. No representation or warranty by the Company, I-B or A-C contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY, I-B, A-C AND SPINCO

The Company, I-B, A-C and Spinco, jointly and severally, represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1 Organization, Qualification and Corporate Power. Spinco is a limited liability company (and will at Closing be a corporation) duly organized, validly existing and in limited liability company (and at Closing, in corporate) and tax good standing under the laws of the State of Delaware. Spinco is duly qualified to conduct business and is in limited liability company (and at Closing, in corporate) and tax good standing under the laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of Spinco’s businesses or the ownership or leasing of its properties requires such qualification. Spinco has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Spinco has made available to the Buyer complete and accurate copies of its limited liability company agreement, as amended to date. Spinco is not in default under or in violation of any provision of its limited liability company agreement.

3.2 Spinco Capitalization.

(a) As of the date of this Agreement 100% of the membership interests of Spinco are held by I-B free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.

(b) All of the issued and outstanding membership interests of Spinco are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Spinco is a party or which are binding on it for the issuance, disposition or acquisition of any of its membership interests. There are no outstanding membership interest appreciation, phantom membership interest or similar rights with respect to Spinco. There are no voting trusts, proxies or other agreements or understandings with respect to the membership interests of Spinco.

3.3 Authorization of the Spin-Off Transaction.

(a) I-B and Spinco have all requisite power and authority (corporate and limited liability, as applicable) to execute and deliver the Distribution Agreement and the other agreements contemplated thereby to which they are a party and to perform their respective obligations thereunder and as contemplated in connection with the Spin-Off Transaction. The execution and delivery by I-B and Spinco of the Distribution Agreement and the other agreements contemplated thereby to which they are a party have been, and the performance by I-B and Spinco of their obligations under the Distribution Agreement and the consummation by I-B and Spinco of the transactions contemplated thereby have been, duly and validly authorized by all necessary corporate and limited liability company action, as applicable, on the part of I-B and Spinco, including any stockholder approval of I-B and Spinco, to the extent required (i) by applicable law, (ii) any agreement to which I-B or Spinco is a party or pursuant to which any of them is bound and (iii) any provision of the charter, by-laws or other organizational documents of I-B or Spinco, as applicable. The Distribution Agreement and all other agreements contemplated thereby to which I-B and Spinco are a party have been duly and validly executed and delivered by I-B and Spinco, as applicable, and, to the knowledge of I-B and Spinco, any other party thereto and constitute valid and binding obligations of each of I-B and Spinco, enforceable against it in accordance with their respective terms.

(b) I-B has all requisite power and authority (corporate and other) to declare and pay the Dividend as contemplated in connection with the Spin-Off Transaction. The declaration and payment of the Dividend by I-B to its stockholders as of the record date for the Dividend has been duly and validly authorized by all necessary corporate action on the part of I- B to the extent required by (i) applicable law, (ii) any agreement to which I-B is a party or pursuant to which it is bound and (iii) any provision of the charter, by laws or other organizational documents of I-B. Without limiting the generality of the foregoing, the Board of Directors of I-B, by written consent or at a meeting duly called and held, by the unanimous vote of all directors (i) established the record date for the Dividend, (ii) established the date on which the Dividend is to be paid and (iii) authorized the payment of the Dividend to the stockholders of I-B as of the record date for the Dividend, all in accordance with the provisions of the Delaware General Corporation Law.

(c) The Company has all requisite corporate power and authority to effect the Redemption as contemplated in connection with the Spin-Off Transaction. The Redemption has been duly and validly authorized by all necessary corporate action on the part of the Company to the extent required by (i) applicable law, (ii) any agreement to which the Company is a party or pursuant to which it is bound and (iii) any provision of the charter, by laws or other organizational documents of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, by written consent or at a meeting duly called and held, by the unanimous vote of all directors (i) established the record date for the Redemption, (ii) established the date on which the Redemption is to occur and (iii) authorized the Redemption as of the record date for the Redemption, all in accordance with the provisions of the Delaware General Corporation Law.

3.4 Authorization by Spinco. Spinco has all requisite limited liability company power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or becomes a party and to perform its obligations hereunder and thereunder. The execution and delivery by Spinco of this Agreement and the other agreements contemplated hereby to which it is or will be a party are, the performance by Spinco of this Agreement and such other agreements are, and the consummation by Spinco of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Spinco. This Agreement and all other agreements contemplated hereby to which Spinco is or will be a party have been or will be as of the Closing Date duly and validly executed and delivered by Spinco and constitute or will constitute a valid and binding obligation of Spinco, enforceable against it in accordance with their respective terms.

3.5 Noncontravention.

(a) Neither the execution and delivery by Spinco of this Agreement or any other agreement contemplated hereby to which it is or becomes a party, nor the performance by Spinco of its obligations hereunder or thereunder, nor the consummation by Spinco of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the limited liability company agreement or Certificate of Incorporation and By-laws, as applicable, of Spinco, each as amended or restated to date, (ii) require on the part of Spinco any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Spinco is a party or by which Spinco is bound or to which any of the assets of Spinco are or will be subject, (iv) result in the imposition of any Security Interest upon any assets of Spinco or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Spinco or any of its respective properties or assets. Section 3.5(a) of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the consummation by Spinco of the transactions contemplated by this Agreement.

(b) Neither the execution and delivery by I-B or Spinco of the Distribution Agreement or any other agreement contemplated thereby to which any of them is or becomes a party, nor the performance by I-B or Spinco of their respective obligations thereunder, nor the consummation by I-B or Spinco of the transactions contemplated thereby, will (i) conflict with or violate any provision of the limited liability company agreement (or, at Closing, the certificate or incorporation and bylaws) of Spinco or the Amended and Restated Certificate of Incorporation or By-laws of I-B, each as amended or restated to date, (ii) require on the part of I-B, Spinco or the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which I-B or Spinco is a party or by which I-B or Spinco is bound or to which any of the assets of I-B or Spinco are subject, (iv) result in the imposition of any Security Interest upon any assets of I-B or Spinco or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to I-B or Spinco or any of its respective properties or assets. Section 3.5(b) of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties required under Spinco Contracts, and of Governmental Entities, and all filings and notices, that are required in connection with the consummation by I-B or Spinco of the transactions contemplated by the Distribution Agreement.

(c) Neither the declaration nor the payment of the Dividend, nor any action taken in connection therewith or in connection with the Spin-Off Transaction, by I-B, will (i) conflict with or violate any provision of the Certificate of Incorporation or By-laws of I-B, each as amended or restated to date, (ii) require on the part of I-B or the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which I-B is a party or by which I-B is bound or to which any of the assets of I-B are subject, (iv) result in the imposition of any Security Interest upon any assets of I-B or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to I-B or any of its respective properties or assets. Section 3.5(c) of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the declaration and payment of the Dividend by I-B.

(d) Neither the Redemption, nor any action taken in connection therewith or in connection with the Spin-Off Transaction, by the Company, will (i) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, each as amended or restated to date, (ii) require on the part of the Company or any stockholder of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of the assets of the Company are subject, (iv) result in the imposition of any Security Interest upon any assets of the Company or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its respective properties or assets. Section 3.5(d) of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the Redemption by the Company and the consummation of the Spin-Off Transaction.

3.6 Financial Statements.

(a) The Company has made available to the Buyer the Spinco Financial Statements. The Spinco Financial Statements (i) comply as to form with all applicable accounting requirements and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Spinco Financial Statements are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes.

(b) Each of the Spinco Financial Statements fairly presents the assets (including the Contributed Assets), liabilities (including the Assumed Liabilities), business, financial condition, results of operations and cash flows of Spinco as of the date thereof and for the period referred to therein, and is consistent with the books and records of Spinco, except that the Spinco Financial Statements are unaudited and do not include footnotes.

3.7 Undisclosed Liabilities. Upon consummation of the transactions contemplated by the Distribution Agreement and the Spin-Off Transaction, Spinco shall have no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Spinco Financial Statements, a copy of which is attached to Section 3.7 of the Disclosure Schedule, (b) liabilities which have arisen since August 31, 2008 in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material.

3.8 Absence of Certain Changes. Since August 31, 2008, except as specifically contemplated by the Distribution Documents and the Spin-Off Transaction, there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Spinco Material Adverse Effect.

3.9 Contracts.

(a) Section 3.9(a) of the Disclosure Schedule lists the following agreements (each a “Spinco Contract”) to which Spinco is (or after giving effect to the Spin-Off Transaction will be) a party and under which Spinco has any remaining rights or obligations:

(i) any agreement (or group of related agreements) under which Spinco has (or after giving effect to the Spin-Off Transaction will have) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has (or after giving effect to the Spin-Off Transaction will have) imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(ii) any agreement for the disposition of any significant portion of the assets or business of Spinco (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(iii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Spinco Material Adverse Effect; and

(iv) any other agreement (or group of related agreements) either involving more than $100,000 in any 12 month period or not entered into in the Ordinary Course of Business.

(b) The Company has made available to the Buyer a complete and accurate copy of each Spinco Contract (as amended to date). With respect to each Spinco Contract: (i) the Spinco Contract is (or after giving effect to the Spin-Off Transaction will be) legal, valid, binding and enforceable and in full force and effect against Spinco and, to the Knowledge of the Company, against each other party thereto; (ii) assuming the receipt by the Company or its Subsidiaries, as applicable, of the consents, and the making of required notices, in each case as disclosed with respect to such Contract in Section 3.5 of the Disclosure Schedule, the Spinco Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Spinco, and to the Knowledge of the Company, against each other party thereto immediately following the consummation of the Spin-Off Transaction in accordance with the terms thereof as in effect immediately prior to the consummation of the Spin-Off Transaction; and (iii) neither Spinco nor, to the Knowledge of the Company, any other party, is (or after giving effect to the Spin-Off Transaction will be) in breach or violation of, or default under, any such Spinco Contract, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Spinco or, to the Knowledge of the Company, any other party under such Spinco Contract.

(c) Spinco is not a party (and after giving effect to the Spin-Off Transaction will not be a party) to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.9(a) of the Disclosure Schedule under the terms of Section 3.9(a).

3.10 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against Spinco. There are no judgments, orders or decrees outstanding against Spinco.

3.11 Disclosure. No representation or warranty by Spinco contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Spinco pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

AND THE TRANSITORY SUBSIDIARY

Each of the Buyer and the Transitory Subsidiary, jointly and severally, represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

4.1 Organization and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary, respectively. This Agreement, and all other agreements contemplated hereby to which the Buyer or the Transitory Subsidiary are a party have been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and, subject to the valid execution and delivery thereof by the Company, I-B, A-C and Spinco, constitute the valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

4.3 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, and to the filing or other regulatory requirements, if any, of any applicable U.S. or foreign regulatory body and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement and the Special Escrow Agreement, nor the performance by the Buyer or the Transitory Subsidiary of their respective obligations hereunder or thereunder, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, each as amended and restated to date, (b) require on the part of the Buyer or the Transitory Subsidiary any notice to or filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other agreement to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

4.4 Broker’s Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.5 Sufficiency of Funds. The Buyer has access to sufficient funds to deliver the payments to be made on the Closing Date as set forth in Article I and to perform its obligations under this Agreement.

4.6 Investment Representation. The Buyer is acquiring the Company Shares from each Company Stockholder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

4.7 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE V

COVENANTS

5.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (a) each of their respective representations and warranties remain true and correct through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

5.2 Spin-Off Transaction. Prior to the Closing, the Company and each Subsidiary shall take all actions and to do all things necessary in order to consummate the Spin-Off Transaction in accordance with the provisions of the Distribution Agreement and the Plan of Recapitalization. Upon consummation of the Spin-Off Transaction and prior to the Closing, the Company shall deliver to the Buyer an update to Section 2.1(b) of the Disclosure Schedule setting forth the number of issued and outstanding Company Shares of each class as of immediately prior to the Effective Time.

5.3 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement.

(b) The Company and the Subsidiaries shall use their Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are listed or required to be listed in the Disclosure Schedule.

5.4 Stockholder Approval.

(a) As expeditiously as possible following the execution of this Agreement and in any event within one (1) business day after the execution of this Agreement, the Company shall initiate the delivery of the Disclosure Statement to the Company Stockholders, which shall be subject to review and approval by the Buyer, which approval shall not be unreasonably withheld or delayed. The Disclosure Statement shall include (i) a summary of the Distribution Agreement, (ii) a summary of the Spin-Off Transaction, (iii) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Participating Equity Holders, the escrow arrangements and the authority of the Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms) and (iv) a statement that appraisal rights are available for the Company Shares pursuant to Section 262 of the Delaware General Corporation Law and a copy of such Section 262. As expeditiously as possible following the execution of this Agreement, and in any event within one (1) business day after the execution of this Agreement, the Company shall use all commercially reasonable efforts to secure and cause to be filed with the Company consents from Company Stockholders necessary to secure the Requisite

Stockholder Approval, which consents shall be in a form that is reasonably acceptable to the Buyer. As expeditiously as possible following the receipt of the Requisite Stockholder Approval, the Company shall deliver to the Buyer a certificate executed on behalf of the Company by its Secretary and certifying that the Requisite Stockholder Approval has been obtained. The Company shall also send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent.

(b) The Company, acting through its Board of Directors, shall include in the Disclosure Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

(c) The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing for inclusion in the Disclosure Statement). The Company shall promptly (i) advise the Buyer in writing if at any time prior to the Closing, the Company shall obtain actual Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Disclosure Statement in order to make statements contained or incorporated by reference therein not misleading in any material respect or to comply with applicable law and (ii) deliver such amendment or supplement to the Company Stockholders, which amendment or supplement shall be subject to the Buyer’s prior review and approval, which approval shall not be unreasonably withheld or delayed.

(d) The Company shall not include in the Disclosure Statement any information with respect to the Buyer, the form and content of which shall not have been consented to in writing by Buyer prior to such inclusion (which consent shall not be unreasonably withheld or delayed except as required by applicable law). The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e) Certain Company Stockholders have as of the date hereof entered into a Stockholder Voting Agreement in the form attached hereto as Exhibit C (the “Voting Agreement”), pursuant to which such Company Stockholders have agreed (i) to vote all Company Shares that are beneficially owned by them in favor of the adoption of this Agreement and the approval of the Merger, (ii) not to vote any Company Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company and (iii) otherwise to use their Reasonable Best Efforts to obtain the Requisite Stockholder Approval.

5.5 Operation of Business. Except as expressly contemplated by this Agreement, the Distribution Agreement and the declaration and payment of the Dividend and the Redemption, during the period from the date of this Agreement to the Closing or the earlier termination of this Agreement in accordance with Article X hereof (the “Pre-Closing Period”), the Company shall, and shall cause each Subsidiary to, conduct its operations only in the Ordinary Course of Business and in compliance in all material respects with all applicable U.S. federal, foreign, regional, state, provincial, county and local laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly contemplated by the Distribution Agreement and the declaration and payment of the Dividend and the Redemption, during the Pre-Closing Period the Company shall not, and shall cause each Subsidiary not to, without the written consent of the Buyer:

(a) issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the exercise or conversion of Preferred Shares, Options, Warrants or Notes outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Options, Warrants, Notes or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements in place on September 12, 2008 and providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company or any Subsidiary);

(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases) other than in the Ordinary Course of Business; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(k) or (except for normal salary increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22(k) or (n) of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees or consultants;

(e) acquire, sell, lease, license or dispose of any material assets or property (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets to customers in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its certificate of incorporation, by-laws or other organizational documents;

(i) sell, assign, transfer, license or sublicense any Company Intellectual Property, other than pursuant to licenses with customers entered into in the Ordinary Course of Business;

(j) change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;

(k) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(l) make or change any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(m) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any material rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule;

(n) amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, modify or supplement, the Distribution Agreement or the Plan of Recapitalization;

(o) make or commit to make any capital expenditure in excess of $25,000 per item or $50,000 in the aggregate;

(p) institute or settle any Legal Proceeding;

(q) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company, I-B, A-C or Spinco set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied;

(r) fail to take any action necessary to preserve the validity of any Company Intellectual Property or Permit; or

(s) agree in writing or otherwise to take any of the foregoing actions.

In addition, during the Pre-Closing Period, the Company shall and shall cause each of its Subsidiaries to (A) accept customer orders in the Ordinary Course of Business, and (B) shall continue to make regularly scheduled payments pursuant to the terms of any Contract with respect to any indebtedness, if any, in existence as of the date of this Agreement.

5.6 Access to Information.

(a) During the Pre-Closing Period, the Company shall (and shall cause each Subsidiary to) afford the officers, attorneys, accountants, tax advisors, lenders and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all personnel, offices, properties, books and records of the Company and the Subsidiaries, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and the Subsidiaries, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records; provided that the Buyer conducts such investigation in a manner intended to minimize any material disruption of the businesses and operations of the Company and the Subsidiaries. The Company shall (and shall cause each Subsidiary to) furnish to the Buyer such financial and operating data and other information as to the business of the Company and the Subsidiaries as the Buyer shall reasonably request.

(b) Within 5 days after the end of each month ending prior to the Closing, beginning with October, 1, 2008, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and its Subsidiaries.

5.7 Notice of Breaches. During the Pre-Closing Period, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of the Company, I-B, A-C or Spinco in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

5.8 Exclusivity.

(a) Other than as specifically provided for in the Distribution Agreement, or, prior to the receipt of the Requisite Stockholder Approval, as required by fiduciary obligations under applicable law, during the Pre-Closing Period, the Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, through any officer, director, employee, Affiliate, agent or representative or otherwise, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer or its representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any Subsidiary, (ii) furnish any information concerning the business, properties or assets of the Company or any Subsidiary or the Company Shares to any party (other than the Buyer or its representatives) or (iii) engage in negotiations or enter into any agreement with any party (other than the Buyer or its representatives) concerning any such transaction.

(b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company are terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

5.9 Expenses. Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby. All Company Third Party Expenses shall be deducted from the Total Consideration and paid by the Buyer in accordance with the provisions of Sections 1.3(g) and 1.10 of this Agreement.

5.10 Access to Customers and Suppliers. The Company shall, if requested by the Buyer, introduce the Buyer to customers and suppliers of the Company and A-C for the purpose of facilitating the post-Closing integration of the Company and A-C and their businesses into that of the Buyer.

5.11 Financial Statements. Following the completion of the Spin-Off Transaction, but prior to the Closing, the Company shall deliver to the Buyer its most recent regularly prepared consolidated balance sheet of the Company and all of its Subsidiaries other than Spinco.

5.12 Payoff of Silicon Valley Bank Loan. Prior to the Closing, the Company shall deliver to the Buyer a payoff letter setting forth the amount required to satisfy and discharge in full the Silicon Valley Bank Loan on the Closing Date (the “SVB Payoff Letter”).

5.13 280G Covenant. Prior to the Closing Date, the Company shall submit to a stockholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code), in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder. Such vote shall establish the “disqualified individual’s” right to the payment or other compensation. In addition, before the vote is submitted to stockholders, the Company shall provide adequate disclosure to Company Stockholders that hold voting Company Shares of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. The Buyer and its counsel shall have the right to review and comment on all documents to be delivered to the Company Stockholders in connection with such vote.

5.14 FIRPTA. Prior to the Closing, (a) the Company shall deliver to the Buyer notices that the Company Shares are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (b) each of the Company Stockholders shall deliver to the Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code. If the Buyer has received neither the notices nor the certifications described above on or before the Closing Date, the Buyer, the Transitory Subsidiary, or the Paying Agent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

5.15 Indemnification and Insurance. For a period of six (6) years after the Closing Date, the Surviving Corporation will, and Buyer shall cause the Surviving Corporation to, (a) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and its Subsidiaries, to the same extent (and subject to such limitations as are imposed by applicable law) such persons are indemnified or have the right to advancement of expenses on the date of this Agreement by the Company or such Subsidiary pursuant to the Company’s and such Subsidiary’s Certificate of Incorporation, By-laws (or other comparable organizational documents), and indemnification agreements in existence on the date of this Agreement with any directors and officers of the Company or its Subsidiaries, in each case for acts or omissions at or prior to the Closing Date (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement); and (b) to the extent permitted by law, include and cause to be maintained in effect in the Company’s and each Subsidiary’s (or any respective successor’s) certificate of incorporation and bylaws (or other comparable organizational documents) for a period of six (6) years after the Closing Date, or otherwise cause to be performed by the Company and each Subsidiary, the current provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses contained in the Company’s and its respective Subsidiaries’ Certificate of Incorporation and By-laws (or other comparable organizational documents). Notwithstanding the foregoing provisions, in no event shall the Buyer or the Surviving Corporation have any obligation to indemnify and hold harmless, or to provide advancement of expenses to, any past or present directors or officers of the Company and its Subsidiaries if any such claim, action, suit, proceeding, or investigation does not relate solely to the business and operations of A-C. Prior to the Effective Time, the Company shall procure six (6) year insurance “tail” policies with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the date hereof under the Company’s directors’ and officers’ liability insurance policy. The Buyer agrees not to take any action to cancel, or cause the Surviving Corporation to take any action to cancel, such “tail” policies for a period of six (6) years following the Closing Date. The provisions of this Section 5.15 are in addition to, and not in substitution for, any other rights to indemnification that any such Person may have against any Person other than the Buyer, the Company, the Surviving Corporation or any of their respective Affiliates, by contract or otherwise. In the event that the Surviving Corporation or any of its successors or assigns transfers all or substantially all of its properties and assets to any Person, the Buyer shall not take any action in connection with such transfer to prevent the transfer of the provisions of this Section 5.15 to the acquirer of such properties and assets.

5.16 Change in Control Of Spinco. If at any time on or before the date that is three (3) years after the filing of the federal income Tax Return of the Company for the taxable period ending on the Closing Date, there is a Change in Control Transaction with respect to Spinco, then on the date of the closing of such Change of Control Transaction, Spinco shall deliver to the Escrow Agent an amount, to be added to the Special Escrow Fund, such that the Special Escrow Fund shall be equal to (a) 38.85% of (i) the aggregate consideration paid in connection with such Change in Control Transaction minus (ii) $33,000,000, minus (b) the amount of the Initial Special Escrow Fund.

5.17 Employees. From and after the Effective Time, the Buyer will, or will cause the Surviving Corporation to, cause each employee of the Company or its Subsidiaries as of the Effective Time (the “Company Employees”) that become employees of the Buyer or the Surviving Corporation at the Effective Time to be covered by employee benefit plans that provide benefits that are substantially similar to the benefits provided to similarly situated employees of the Buyer. To the extent permitted under the terms of the Buyer’s employee benefits plans, from and after the Effective Time, the Buyer will, or will cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each Company Employee in connection with all employee benefit plans of the Buyer or the Surviving Corporation in which Company Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting, and levels of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). To the extent permitted under the terms of the Buyer’s employee benefits plans, from and after the Effective Time, the Buyer will, or will cause the Surviving Corporation to, use reasonable efforts to (a) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be applicable, taking into account service with the Company) under any group health, dental, or vision plans of the Buyer to be waived with respect to Company Employees and their eligible dependents and (b) give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which evidence of payment is provided to the Buyer.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF MERGER

6.1 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

(a) the number of Company Shares still eligible under Delaware law to become Dissenting Shares shall not exceed 5% of the Total Company Shares;

(b) the Company shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Schedule 6.1(b) and all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, which are necessary for the consummation of the transactions contemplated by the Agreement or are material to the conduct of the Company’s business and A-C’s business;

(c) the representations and warranties of the Company, I-B, A-C and Spinco set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing;

(d) each of the Company, I-B, A-C and Spinco shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e) there shall have occurred no change, event, circumstance or development which, individually or taken together with all other changes, events, circumstances or developments, has had, or would reasonably be expected in the future to have, a Company Material Adverse Effect or a Spinco Material Adverse Effect;

(f) no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, the Distribution Agreement or the Spin-Off Transaction, (ii) cause the transactions contemplated by this Agreement, the Distribution Agreement or the Spin-Off Transaction to be rescinded following consummation of any such transaction or (iii) have, individually or in the aggregate, a Company Material Adverse Effect or a Spinco Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(g) the Buyer shall have received evidence reasonably satisfactory to the Buyer that the Spin-Off Transaction has been consummated in accordance with the Distribution Agreement and the Plan of Recapitalization no later than immediately prior to the Effective Time;

(h) all applicable waiting periods (and any extensions thereof) under any applicable U.S. or foreign antitrust laws shall have expired or otherwise been terminated;

(i) the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

(j) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and its Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

(k) the Buyer shall have received a counterpart of the Escrow Agreement executed by the Escrow Agent and the Representative;

(l) the Buyer shall have received from Holme Roberts & Owen LLP, counsel to the Company, an opinion in the form attached hereto as Exhibit D addressed to the Buyer and dated as of the Closing Date;

(m) the Buyer shall have received evidence that this Agreement and the Merger have received the Requisite Stockholder Approval;

(n) the Buyer shall have received evidence that all prior stockholder, investor rights and similar agreements among any of the Company Stockholders have been terminated prior to the Closing Date; and

(o) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company and its Subsidiaries in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

6.2 Conditions to Obligations of the Company. The obligation of the Company, I-B, A-C and Spinco to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company and the Representative:

(a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing;

(b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) the Buyer shall have delivered to the Company and Spinco the Buyer Certificate;

(d) the Company and Spinco shall have received a counterpart of the Escrow Agreement executed by the Buyer and the Escrow Agent;

(e) the Company and Spinco shall have received evidence of delivery of the Escrow Fund and the Special Escrow Fund to the Escrow Agent;

(f) no Legal Proceeding brought by any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement shall be pending and no judgment, order, decree, stipulation or injunction enjoining or preventing consummation of the transactions contemplated by this Agreement shall be in effect; and

(g) the Company and Spinco shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by the Company Participating Equity Holders. The Company Participating Equity Holders shall, from and after the Effective Time and on the basis and subject to the limitations set forth in this Article VII, on a basis providing for equal culpability (except as otherwise provided in clause (c) below), indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company, the Surviving Corporation, the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty contained in Article II or Article III of this Agreement or any certificate delivered by the Company to the Buyer in satisfaction of the conditions set forth in Section 6.1;

(b) any failure to perform any (i) pre-Closing covenant or agreement of the Company, I-B or A-C contained in this Agreement or (ii) covenant or agreement of Spinco contained in this Agreement;

(c) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests (with respect to which the Company Participating Equity Holders’ indemnification obligation shall be several and not joint);

(d) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) the Spin-Off Transaction, (ii) ownership or rights to ownership of any shares of stock of the Company; (iii) any rights of a stockholder (other than the right to receive the Merger Consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iv) any rights under the Certificate of Incorporation or By-laws of the Company (other than any claim by an officer or director of the Company or any of its Subsidiaries for indemnification in accordance with, and subject to the limitations set forth in, Section 5.15 hereof); or (v) any claim that his, her or its shares were wrongfully repurchased by the Company;

(e) any breach of the representations and warranties set forth in Sections 2.2(c) and 2.2(d) hereof without regard to any qualifications set forth in the Disclosure Schedule;

(f) any Damages resulting from any contract or agreement identified in the Disclosure Schedule as “copy of agreement not available” or “informal understanding with I-Behavior Inc.;”

(g) any I-B Obligation; or

(h) any claim arising under Section 8.2.

7.2 Indemnification by Spinco. Spinco shall, from and after the Effective Time and on the basis and subject to the limitations set forth in this Article VII, indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company, the Surviving Corporation, the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation contained in Article III of this Agreement;

(b) any I-B Obligation; or

(c) any claim arising under Section 8.2.

7.3 Indemnification Claims.

(a) The Buyer shall give written notification to the Notified Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Buyer of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Buyer) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Buyer in so notifying the Notified Party shall relieve the Company Participating Equity Holders or Spinco, as applicable, of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within 20 days after delivery of such notification, the Notified Party may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer; provided that (i) the Notified Party may only assume control of such defense if (A) it acknowledges in writing to the Buyer that any damages, fines, costs or other liabilities that may be assessed against the Buyer in connection with such Third Party Action constitute, subject to the limitations set forth in this Article VII, Damages for which the Buyer shall be indemnified pursuant to this Article VII, (B) the damages claimed in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the current balance of the Escrow Fund or the Special Escrow Fund, as applicable, unless the Notified Party (x) provides reasonable assurance to the Buyer of the financial capability to meet its obligations for the defense of such Third Party Action and (y) agrees to satisfy, and provides reasonable assurance to the Buyer of the financial capability to meet its obligations to satisfy, any damages, fines, costs or other liabilities that the Buyer or any of its Affiliates may incur in connection with such Third Party Action in excess of the current balance of the Escrow Fund or the Special Escrow Fund, as applicable, and (C) an adverse resolution of the Third Party Action would not have a material adverse effect on the goodwill or reputation of the Buyer or the business, operations or future conduct of the Buyer and (ii) the Notified Party may not assume control of the defense of any Third Party Action involving Taxes or criminal liability or in which equitable relief is sought against the Buyer. If the Notified Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Buyer shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The reasonable fees and expenses of counsel to the Buyer with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (x) the Buyer controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (y) the Notified Party assumes control of such defense and the Buyer reasonably concludes that the Notified Party and the Buyer have conflicting interests or different defenses available with respect to such Third Party Action. The Notified Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Buyer shall not be required if the Notified Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer from further liability and has no other adverse effect on the Buyer. Except as otherwise expressly provided in Section 7.3(f) below, the Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Notified Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VII, the Buyer shall deliver a Claim Notice to the Notified Party.

(c) Within 30 days after delivery of a Claim Notice, the Notified Party shall deliver to the Buyer a Response, in which the Notified Party shall: (i) agree that the Buyer is entitled to receive all of the Claimed

Amount (in which case (A) if the indemnification was sought pursuant to Section 7.1, subject to exceeding the Threshold Amount with respect to a claim pursuant to Section 7.1(a), the Response shall be accompanied by a letter from the Representative instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund or the Special Escrow Fund, as applicable, an amount in cash equal the Claimed Amount or (b) if the indemnification was sought pursuant to Section 7.2, the Response shall be accompanied by an amount in immediately available funds equal the Claimed Amount), (ii) agree that the Buyer is entitled to receive the Agreed Amount (in which case (A) if the indemnification was sought pursuant to Section 7.1, subject to exceeding the Threshold Amount with respect to a claim pursuant to Section 7.1(a), the Response shall be accompanied by a letter from the Representative instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund or the Special Escrow Fund, as applicable, an amount in cash equal to the Agreed Amount or (b) if the indemnification was sought pursuant to Section 7.2, the Response shall be accompanied by an amount in immediately available funds equal to the Agreed Amount) or (iii) dispute that the Buyer is entitled to receive any of the Claimed Amount. The Notified Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Buyer is entitled to indemnification under this Article VII. If no Response is delivered by the Notified Party within such 30-day period, and (i) indemnification was sought by the Buyer pursuant to Section 7.1, the Company Participating Equity Holders shall be deemed to have agreed that, subject to exceeding the Threshold Amount with respect to a claim pursuant to Section 7.1(a), all of the Claimed Amount is owed to the Buyer or (ii) indemnification was sought by the Buyer pursuant to Section 7.2, Spinco shall be deemed to have agreed that all of the Claimed Amount is owed to the Buyer. Acceptance by the Buyer of partial payment of any Claimed Amount shall be without prejudice to the Buyer’s right to claim the balance of any such Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Notified Party and the Buyer shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Notified Party and the Buyer shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Notified Party and the Buyer agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(e) shall become effective with respect to such Dispute. The provisions of this Section 7.3(d) shall not obligate the Notified Party and the Buyer to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Notified Party and the Buyer to arbitrate a Dispute, such Dispute shall be resolved in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware, in accordance with Section 11.11. If the Buyer is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Representative and the Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund or the Special Escrow Fund, as applicable, shall be distributed to the Buyer (which notice shall be consistent with the terms of the resolution of the Dispute). If the Buyer is seeking to enforce the claim pursuant to Section 7.2 of this Agreement, Spinco shall deliver to the Buyer, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), an amount in immediately available funds equal to the amount provided for in the resolution of the Dispute).

(e) If, as set forth in Section 7.3(d), the Buyer and the Notified Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling;

(ii) Either party shall commence the arbitration by filing a written submission with the Wilmington, Delaware office of the AAA in accordance with Commercial Rule 5 (or any successor provision);

(iii) All depositions or other discovery shall be conducted pursuant to the applicable U.S. federal rules relating to discovery;

(iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 11.11);

(v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the parties; and

(vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by (i) the Buyer and the Company Participating Equity Holders, if the indemnification was sought by the Buyer pursuant to Section 7.1 of this Agreement, and (ii) the Buyer and Spinco, if the indemnification was sought by the Buyer pursuant to Section 7.2 of this Agreement.

(f) Notwithstanding the other provisions of this Section 7.3, if a third party customer or vendor asserts (other than by means of a lawsuit) that the Buyer is liable to such third party for a monetary or other obligation which may constitute or result in Damages, not in excess of $125,000 individually or $250,000 in the aggregate, for which the Buyer may be entitled to indemnification pursuant to this Article VII, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Notified Party, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Notified Party to dispute both the Buyer’s entitlement to indemnification and the amount, if any, for which it is entitled to indemnification, under the terms of this Article VII).

(g) The Representative shall have full power and authority on behalf of each Company Participating Equity Holder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Participating Equity Holders under this Article VII. The Representative shall have no liability to any Company Participating Equity Holders for any action taken or omitted on behalf of the Company Participating Equity Holders pursuant to this Article VII.

(h) In the event that the Buyer is entitled to indemnification pursuant to Section 7.1(c) of this Agreement, the Representative shall deliver to the Buyer, with a copy to the Escrow Agent, a revised Schedule I to the Merger Agreement which shall reflect the following adjustments: (i) a deduction, in an amount equal to the Damages for which Buyer is entitled to indemnification pursuant to Section 7.1(c) (the “7.1(c) Amount”), from the amounts otherwise distributable from the Escrow Fund to the Company Participating Equity Holders or Company Participating Equity Holders responsible (on a several basis) for satisfaction of any such indemnification claim or claim(s) pursuant to Section 7.1(c) (a “Section 7.1(c) Breaching Equity Holder”) and (ii) a re-allocation of the amount remaining in the Escrow Fund, after the deduction of the Section 7.1(c) Amount, to all Company Participating Equity Holders (other than any such Section 7.1(c) Breaching Equity Holder) in accordance with their Pro Rata Share. For purposes of this Section 7.3(h), “Pro Rata Share” shall mean an amount (expressed as a percentage) that is equal to (A) the Company Participating Equity Equivalent held by such Company Participating Equity Holder divided by (B) the total Company Participating Equity Equivalents held by all Company Participating Equity Holders (but excluding, in the case of (i) and (ii), any Company Participating Equity Equivalent which any Section 7.1(c) Breaching Equity Holder holds).

7.4 Survival of Representations and Warranties.

(a) Unless otherwise specified in this Section 7.4 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue forever in full force and effect in accordance with their terms. Except for claims based on fraud or knowing misrepresentation, all representations and warranties in this Agreement shall survive until and expire at 5:00 p.m. (Eastern time) on the date that is the 18 month anniversary of the Closing Date; provided, however, that the representations and warranties set forth in: (i) Sections 2.9 and, to the extent relating to Taxes, 2.22 (collectively, the “Tax Related Representations”) shall survive until and expire at 5:00 p.m. (Eastern time) on the 30th day following the expiration of the applicable statute of limitations, (ii) Sections 2.13, 2.23 and 2.28 shall survive until and expire at 5:00 p.m. (Eastern time) on the date that is the 36 month anniversary of the Closing Date and (iii) Sections 2.2, 2.3, 3.2, 3.3 and 3.4 shall survive indefinitely. All matters described in this Section 7.4(a) that survive the expiration of the 18-month survival period are collectively referred to herein as “Permitted Matters.” The representations and warranties contained in Sections 2.2, 2.3, 3.2, 3.3 and 3.4 collectively referred to herein as “Constitutive Representations.”

(b) If the Buyer delivers to the Notified Party, before expiration of a representation, warranty, covenant or agreement, either a Claim Notice based upon a breach of such representation, warranty, covenant or agreement or an Expected Claim Notice based upon a breach of such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice or Expected Claim Notice, as applicable. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Buyer, the Buyer shall promptly so notify the Notified Party. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of the Buyer or any knowledge acquired (or capable of being acquired) by the Buyer, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by the Buyer of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

7.5 Limitations.

(a) With respect to claims for Damages arising pursuant to a claim for indemnification under Section 7.1(a) or Section 7.2(a), the Company Participating Equity Holders shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds $450,000 (the “Threshold Amount”) (at which point the Buyer shall be entitled to recovery for all Damages under Section 7.1(a) or Section 7.2(a), and not just amounts in excess of the Threshold Amount); provided that the limitation set forth in this sentence shall not apply to (i) claims based on fraud or knowing misrepresentation or (ii) any claim pursuant to Section 7.1(a) or Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 2.2, 2.3, 2.9, 2.13, 2.23, 2.28, 3.2, 3.3, 3.4 and, to the extent relating to Taxes, 2.22.

(b) Except for claims based on (i) fraud or knowing misrepresentation, (ii) a breach of the Tax Related Representations or Section 8.2, (iii) a breach of the Constitutive Representations and (iv) the I-B Obligations, the Escrow Fund shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Agreement. Notwithstanding the foregoing, except in the case of fraud or knowing misrepresentation, the Buyer shall not attempt, and shall not have a right, to collect any Damages directly from any Company Participating Equity Holder for a breach of the Constitutive Representations (which, for the avoidance of doubt, are the only matters for which the Buyer may seek recovery under this Agreement directly from the Company Participating Equity Holders except in the case of fraud or knowing misrepresentation) unless and until there are insufficient unclaimed Escrow Funds remaining to satisfy such Damages pursuant to the Escrow Agreement. In addition, for the avoidance of doubt, except in the case of fraud or knowing misrepresentation, the Buyer shall not have a right to recovery beyond the Escrow Fund (and, with respect to the I-B Obligations, also the Special Escrow Fund) directly against any Company Participating Equity Holder for a claim relating to a breach of the Tax Related Representations, Section 8.2 or the I-B Obligations (unless and only, in the case of a claim with respect to the I-B Obligations made under clause (ii) or (iv) above, such Company Participating Equity Holder is a successor to or assign of all or a material portion of the I-B Business), but shall have the rights specified in Section 7.5(c) and 7.5(d), respectively.

(c) With respect to claims relating to a breach of the Tax Related Representations and Section 8.2, on the basis and subject to the limitations set forth in this Article VII, the Escrow Agreement shall be the non-exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Agreement. In addition, in connection with any claims relating to a breach of the Tax Related Representations or Section 8.2, Spinco shall indemnify the Buyer for any such Damages arising therefrom; provided, however, that the Buyer shall not be entitled to collect any Damages from Spinco for any claims relating to a breach of the Tax Related Representations or Section 8.2, unless there are insufficient unclaimed Escrow Funds remaining to satisfy such Damages pursuant to the Escrow Agreement. Notwithstanding any other provision of this Section 7.5(c) or Section 8.2, except for claims based on fraud or knowing misrepresentation of a Tax Related Representation, in no event shall the Buyer be entitled to receive Damages, whether from the Escrow Fund, any Company Participating Equity Holder or Spinco, with respect to claims relating to a breach of the Tax Related Representations or Section 8.2 that exceed an amount equal to the excess of (i) the aggregate Merger Consideration and Earn-out Consideration, if any, that the Company Participating Equity Holders are entitled to receive under this Agreement minus (ii) the amount, if any, recovered by the Buyer from the Escrow Fund for any other claims under this Agreement other than claims with respect to fraud, knowing misrepresentation or the I-B Obligations.

(d) With respect to claims relating to the I-B Obligations, on the basis and subject to the limitations set forth in this Article VII, the Escrow Agreement shall be the non-exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Agreement. In addition, with respect to claims relating to the I-B Obligations, Spinco shall be liable to the Buyer for any such Damages arising therefrom; provided, however, the Buyer shall not be entitled to assert any claims relating to the I-B Obligations against Spinco prior to the depletion or release of the Special Escrow Fund.

(e) Notwithstanding anything to the contrary herein, except for claims based on fraud or knowing misrepresentation, the aggregate liability of each Company Participating Equity Holder for Damages under this Agreement shall not exceed the lesser of (i) 100% of the aggregate Merger Consideration and Earn-out Consideration, if any, such Company Participating Equity Holder is entitled to receive pursuant to this Agreement and (ii) 100% of such Company Participating Equity Holder’s pro rata share (based upon the ratio that the aggregate Merger Consideration and Earn-out Consideration, if any, payable to such Company Participating Equity Holder bears to the aggregate Merger Consideration and Earn-out Consideration, if any) of such Damages.

(f) No Company Participating Equity Holder shall have any right of contribution against the Company, I-B, A-C or the Surviving Corporation with respect to any breach by the Company, I-B or A-C of any of its representations, warranties, covenants or agreements.

(g) Except with respect to claims based on fraud or knowing misrepresentation, claims arising under Section 8.2 and claims asserted pursuant to the Distribution Agreement, from and after the Effective Time, the rights of the Buyer under this Article VII shall be the sole and exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company, I-B or A-C contained in this Agreement.

(h) In the event the Buyer is entitled to recover the same Damages under more than one provision of this Agreement, the Buyer shall only be permitted to recover such Damages one time, and without duplication.

(i) The amount of any Damages payable under this Article VII shall be net of amounts actually recovered by the Company, the Surviving Corporation, the Buyer or any Affiliate thereof under applicable insurance policies. If the Company, the Surviving Corporation, the Buyer or any Affiliate thereof receives any amounts under applicable insurance policies subsequent to an indemnification payment by the Company Participating Equity Holders or Spinco, as the case may be, and provided the Buyer has collected all sums due from the Company Participating Equity Holders or Spinco, as the case may be, then the amount of Damages to be recovered by the Buyer shall be recalculated, taking into account the limitations of this Section 7.5, as if such insurance proceeds had been made prior to the collection of any Damages under this Agreement and any excess Damages previously collected after such recalculation shall be repaid to the Escrow Fund or the Special Escrow

Fund, as the case may be, or after the release of the Escrow Fund or the Special Escrow Fund, as the case may be, such amount shall be paid to Spinco or the Paying Agent for distribution to the Company Participating Equity Holders, as applicable. Notwithstanding the foregoing or anything to the contrary set forth herein, in no event shall the Buyer be required to pursue any insurance coverage in order to seek indemnification under this Article VII.

(j) Notwithstanding anything herein to the contrary, the Buyer shall not have any right to indemnification under this Article VII, Section 8.1 or Section 8.2 for any Damages to the extent such Damages have been included in the determination of the Adjusted Merger Consideration pursuant to Section 1.10 of this Agreement.

ARTICLE VIII

TAX MATTERS

8.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) The Company shall cause to be prepared and timely filed all Tax Returns of the Company and its Subsidiaries required to be filed (taking into account extensions) prior to the Closing Date; provided, however, that the Company shall provide the Buyer with copies of all such Tax Returns prior to their filing, and shall not file any such Tax Returns without the consent of the Buyer, which consent shall not be unreasonably withheld. The Company shall make or cause to be made all payments required with respect to any such Tax Returns.

(b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns and any Tax Returns which were required to be filed before the Closing Date but were not filed with respect to the Company and each Subsidiary (other than Spinco) or in respect of their businesses, assets or operations. The Buyer shall make all payments required with respect to any such Tax Returns as provided in, and subject to, Section 8.1(c).

(c) Any Tax Return to be prepared and filed by the Buyer for taxable periods beginning before the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, if any. With respect to any such Tax Return, the Buyer shall deliver a copy of a draft Tax Return to the Representative no later than ten (10) days prior to the due date, shall provide the Representative with reasonable opportunity to comment, and shall not file the final Tax Return without the consent of the Representative, which shall not be unreasonably withheld or delayed. With respect to the federal and state income Tax Returns of the Company and each Subsidiary (other than Spinco) for the short taxable year ending at the Effective Time, (i) Buyer shall file such Tax Returns on the due date for such Tax Returns, without extension, or as promptly thereafter as is reasonably possible, (ii) such Tax Returns shall report the distribution of the Spinco Stock pursuant to the Redemption as a redemption by the Company of Company Shares treated as an exchange under Section 302(a) of the Code, and no Party shall take an inconsistent position therewith on any Tax Return or in connection with any Tax Proceeding, (iii) such Tax Returns shall report the Distribution Transaction (including the Dividend), the conversion of Spinco to a Delaware corporation, the Recapitalization and the Redemption in accordance with Schedule 8.1(c), and (iv) upon filing of such Tax Returns, (A) the Buyer shall pay all Taxes shown to be due on such Tax Returns subject to the provisions of this Agreement allowing the Buyer to recover amounts in excess of the Tax Estimate, and (B) if the Tax Estimate exceeds the difference between the actual U.S. federal and state income Taxes as referenced on such Tax Returns and the amount of U.S. federal and state income Taxes that would be owing had the Spin-Off Transaction not occurred, then the Buyer shall deliver to the Paying Agent, for distribution to the Company Participating Equity Holders, the amount of such excess. The Paying Agent shall pay to each Company Participating Equity Holder that portion of such excess equal to (x) the amount of such excess divided by the Company Participating Equity Equivalents multiplied by (y) the number of Company Participating Equity Equivalents owned by such Company Participating Equity Holder immediately prior to the Effective Time. Notwithstanding the payment by Buyer of Taxes shown to be due on any such Tax Returns, the Company Participating Equity Holders, on the basis and subject to the limitations and procedures set forth in Section 1.10 and Article VII, shall reimburse the Buyer for the aggregate Taxes due and payable pursuant to the Tax Returns of the Company or any Subsidiary (other than Spinco) for any period ending (or deemed pursuant to Section 8.3(b) to end) on or before the Closing Date, other than Taxes recoverable from the Special Escrow Fund, but only to the extent such Taxes exceed the sum of (xi) the Tax Estimate (reduced by any amounts paid by Buyer pursuant to Section 8.1(c)(iv)(B)), (xii) the amount of credits for estimated taxes arising from payments made by the Company or any Subsidiary (other than Spinco) prior to the Closing Date, (xiii) and the amount of the accruals for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Closing Balance Sheet. If the Initial Option Consideration and the Option Tax Amount are not deducted in full on the Tax Returns for the taxable period that ends (or is deemed pursuant to Section 8.3(b) to end) on or before the Closing Date, then when, as and if the Buyer (or any Affiliate thereof, including A-C) actually realizes a Tax benefit (including a reduction in Taxes, refund, credit against Tax or otherwise) from the deduction of the Initial Option Consideration and the Option Tax Amount, the Buyer shall pay any amounts so realized to the Paying Agent. The Paying Agent shall pay to each Company Participating Equity Holder that portion of such realized Tax benefit equal to (i) the amount of such realized Tax benefit divided by the Company Participating Equity Equivalents multiplied by (ii) the number of Company Participating Equity Equivalents owned by such Company Participating Equity Holder immediately prior to the Effective Time.

(d) If, following the Closing, the Company or any Subsidiary receives any refund of Taxes attributable to periods ending (or deemed pursuant to Section 8.3(b) to end) on or prior to the Closing Date (including without limitation any Tax refund attributable to the Spin-Off Transaction), the Buyer shall promptly deliver an amount equal to such Tax refund to the Paying Agent for distribution to the Company Participating Equity Holders. The Paying Agent shall pay to each Company Participating Equity Holder that portion of such Tax refund equal to (i) the amount of such Tax refund divided by the Company Participating Equity Equivalents multiplied by (ii) the number of Company Participating Equity Equivalents owned by such Company Participating Equity Holder immediately prior to the Effective Time.

8.2 Tax Indemnification by the Company Participating Equity Holders and Spinco.

(a) From and after the Effective Time and on the basis and subject to the limitations and procedures set forth in Article VII, Spinco and, solely to the extent of the Escrow Fund and the Special Escrow Fund and to the extent as specified in Article VII, the Company Participating Equity Holders shall indemnify the Buyer, the Company, the Surviving Corporation and the Subsidiaries (other than Spinco) in respect of, and hold the Buyer, the Company, the Surviving Corporation and the Subsidiaries (other than Spinco) harmless from and against, without duplication of any obligation covered by Article VII, the following Taxes with respect to the Surviving Corporation, the Company and the Subsidiaries (other than Spinco with respect to any period after the Closing):

(i) Without duplication, any and all Taxes due and payable by the Surviving Corporation, the Company or any Subsidiary for any taxable period that ends (or is deemed pursuant to Section 8.3(b) to end) on or before the Closing Date, in excess of the sum of (A) the Tax Estimate (reduced by any amounts paid by the Buyer pursuant to Section 8.1(c)(iv)(B)), (B) the amount of credits for estimated taxes arising from payments made by the Company or any Subsidiary (other than Spinco) prior to the Closing Date and (C) any accruals for current Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Balance Sheet; provided, that neither Spinco nor the Company Participating Equity Holders shall have any liability for, and no claim shall be made against the Escrow Fund or the Special Escrow Fund for, any Taxes attributable to any election made by the Buyer, or the Company or any Subsidiary (other than Spinco), after the Effective Time, including without limitation any election under Section 338(g) of the Code, except as to any election required to be made under applicable law or regulation;

(ii) Any liability of such entities for Taxes of other entities (other than the Company or any Subsidiary) whether pursuant to Treasury Regulation Section 1.1502-6 (or comparable or similar provision under state, local or foreign law), as transferee or successor or pursuant to any contractual obligation for any taxable period that ends (or is deemed pursuant to Section 8.3(b) to end) on or before the Closing Date; and

(iii) Any sales, use, transfer, stamp, conveyance, value added, recording, registration, documentary, filing or other similar Taxes and fees, whether levied on the Buyer, the Company Participating Equity Holders, the Company, any Subsidiary or any of their respective Affiliates, resulting from the Merger or otherwise on account of this Agreement or the transactions contemplated hereby.

8.3 Allocation of Certain Taxes.

(a) If the Surviving Corporation or the Company is permitted, but not required, under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period.

(b) The portion of any Taxes for a taxable period beginning before and ending after the Closing allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 8.2(a)(iii), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of Section 8.2, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 8.3(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

8.4 Cooperation on Tax Matters.

(a) The Buyer and the Representative shall cooperate in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, furnishing such other information within such party’s possession requested by the other party as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding, and, in the case of the preparation of any Tax Return for the Company and any Affiliate for any period ending on or before the Closing Date, shall include, but not be limited to, Spinco’s causing Joseph Bossone to provide to the Buyer within 30 days after the Closing Date all information necessary to prepare each such Tax Return, including the particular items of information identified in Schedule 8.4. Such cooperation and information also shall include without limitation promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity which relate to the Surviving Corporation, the Company or any Subsidiary (other than Spinco with respect to any period after the Closing), and providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Governmental Entity and records concerning the ownership and tax basis of property, which the requested party may possess.

(b) The Buyer shall control any Tax Proceeding with respect to the Surviving Corporation, the Company or any Subsidiary (other than Spinco with respect to any period after the Closing); provided that, with respect to any item the adjustment of which would cause any Company Participating Equity Holder to become obligated to make any payment pursuant to Section 8.2 hereof, the Buyer shall consult with the Representative and not settle any such issue without the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

8.5 Termination of Tax-Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company or any Subsidiary (other than Spinco), other than such agreements described in Section 2.9(a) of the Disclosure Schedule, shall be terminated prior to the Closing Date. Neither the Company nor any Subsidiary (other than Spinco) shall be bound thereby or have any liability under the agreement so terminated for amounts due in respect of periods ending on or before the Closing Date.

8.6 Scope of Article VIII. Any claim by the Buyer under this Article VIII shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article VII. Notwithstanding the foregoing or any other term or condition of Article VII, (i) claims under this Article VIII may be made by the Buyer any time prior to the 30th day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates and (ii) to the extent there is any inconsistency between the terms of Article VII and this Article VIII with respect to the allocation of responsibility between the Company Participating Equity Holders and Spinco, on the one hand, and the Buyer, on the other hand, for Taxes, the provisions of this Article VIII shall govern.

8.7 Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to Article VII, Section 8.1 or Section 8.2 as an adjustment to the Adjusted Merger Consideration for federal, state, local and foreign income tax purposes.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company, Spinco, I-B or A-C is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c), (d), (e) or (g) of Section 6.1 not to be satisfied and (ii) is not cured within 30 days following delivery by the Buyer to the Company of written notice of such breach;

(c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.2 not to be satisfied and (ii) is not cured within 30 days following delivery by the Company to the Buyer of written notice of such breach;

(d) the Buyer may terminate this Agreement by giving written notice to the other Parties at any time after the stockholders of the Company have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

(e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before December 31, 2008, by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

(f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before December 31, 2008, by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from a breach by the Company, I-B, A-C or Spinco of any representation, warranty or covenant contained in this Agreement).

9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful or knowing breaches of this Agreement).

ARTICLE X

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“7.1(c) Amount” shall have the meaning set forth in Section 7.3(h).

“AAA” shall mean the American Arbitration Association.

“A-C” shall have the meaning set forth in the first paragraph of this Agreement.

“A-C Options” shall mean the Options held by the Company Employees.

“Additional Threshold Payment” shall have the meaning set forth in Section 1.6(a).

“Adjusted Merger Consideration” shall have the meaning set forth in Section 1.10(f).

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Aggregate Liquidation Preference” shall mean the portion of the Merger Consideration payable to the holders of (a) Series A-1 Non-Redeemable Shares, (b) Series B-1 Non-Redeemable Shares, (c) Series C-1 Non-Redeemable Shares and (d) Series D-1 Non-Redeemable Shares in accordance with the provisions of Section 1.5 of this Agreement.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the first paragraph hereto.

“Applicable Specified Consideration” shall have the meaning set forth in Section 1.7(a).

“Arbitrator” shall have the meaning set forth in Section 7.3(e).

“Assumed Liabilities” shall mean all of the liabilities of I-B which are assumed by Spinco pursuant to the Distribution Agreement.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate delivered by the Buyer (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Buyer by an authorized officer of the Buyer, to the effect that each of the conditions specified in clauses (a) and (b) of Section 6.2 is satisfied in all respects.

“Buyer Common Shares” shall mean the common stock, par value $0.01 per share, of the Buyer.

“Buyer Stock Price” shall mean the average of the closing price per share of the Buyer Common Shares on the NASDAQ Global Select Market for the ten trading days ending one business day prior to the Closing Date.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law in connection with the Merger.

“Change of Control Transaction” shall mean a transaction or series of related transactions as a result of which (a) the Company Stockholders (or any of their Affiliates) immediately prior to the Effective Time cease to own at least fifty percent (50%) of the outstanding capital stock of or other equity interests in Spinco or (b) Spinco sells all or substantially all of the assets of Spinco to any person or entity that is not an Affiliate of Spinco at the Effective Time.

“Claim Notice” shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Buyer and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Buyer is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Buyer in connection with a claim for indemnification pursuant to Article VII.

“Closing” shall mean the closing of the Merger contemplated by this Agreement.

“Closing Balance Sheet” shall mean the balance sheet of the Company as of the Closing Date (after giving effect to the Spin-Off Transaction) prepared in accordance with the provisions of Section 1.10 hereof.

“Closing Date” shall mean the date two business days after (a) in the case of the Buyer and the Transitory Subsidiary, the satisfaction or waiver of all of the conditions to the obligations of the Buyer and the Transitory Subsidiary to consummate the Merger set forth in Section 6.1 (excluding the delivery at the Closing of any of the documents set forth in Section 6.1) and (b) in the case of the Company, I-B, A-C and Spinco, the satisfaction or waiver of all of the conditions to the obligations of the Company, I-B, A-C and Spinco to consummate the Merger set forth in Section 6.2 (excluding the delivery at the Closing of any of the documents set forth in Section 6.2), or such other date as may be mutually agreeable to the Parties.

“Closing Net Asset Value Adjustment” shall mean the amount of the difference between the Net Asset Value on the Closing Balance Sheet and the Preliminary Net Asset Value, as it may be adjusted pursuant to the resolution of any disputes resolved pursuant to Section 1.10(d). The Closing Net Asset Value Adjustment shall be expressed as a positive number if the Net Asset Value on the Closing Balance Sheet is greater than the Preliminary Net Asset Value and as a negative number if the Net Asset Value on the Closing Balance Sheet is less than the Preliminary Net Asset Value.

“Closing Net Asset Value Shortfall” shall have the meaning set forth in Section 1.10(f)(i).

“Closing Net Asset Value Surplus” shall have the meaning set forth in Section 1.10(f)(iii).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Non-redeemable Shares” shall mean the shares of Non-redeemable Common Stock, par value $0.01 per share, of the Company.

“Common Redeemable Shares” shall mean the Redeemable Class A Common Shares and the Redeemable Class B Common Shares.

“Common Shares” shall mean the shares of common stock, par value $0.01 per share, of the Company, including the Common Redeemable Shares and the Common Non-redeemable Shares.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate delivered by the Company (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Company by the President and the Chief Financial Officer of the Company, to the effect that each of the conditions specified in clauses (a) through (h) of Section 6.1 is satisfied in all respects.

“Company Employees” shall have the meaning set forth in Section 5.17.

“Company Gross Margins” shall mean, with respect to any period, (a) the Company Revenue for such period less the costs of good sold for such period, divided by (b) the Company Revenue for such period, in each case determined in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP), expressed as a percentage of Company Revenue for such period.

“Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company or a Subsidiary by any third party.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, condition (financial or other), or results of operations of the Company and its Subsidiaries (other than Spinco), take as a whole, other than any change, event, circumstance or development resulting from (i) changes in the United States economy in general, so long as such changes do not disproportionately affect the business of the Company and its Subsidiaries taken as a whole, (ii) changes in the industry in which the Company and its Subsidiaries (other than Spinco) operate, so long as such changes do not disproportionately affect the business of the Company and its Subsidiaries (other than Spinco) taken as a whole, (iii) the announcement or pendency of the Merger or (iv) the taking of any action expressly required by this Agreement (other than any action taken in accordance with the first sentence of Section 5.5), (b) the ability of the Buyer to operate the business of the Company and its Subsidiaries (other than Spinco) immediately after the Closing or (c) the ability of the officers of the Buyer, following the Closing, to certify without qualification to the Buyer’s financial statements or filings made with the SEC as they relate to the business or operations previously conducted by the Company and its Subsidiaries. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect. The transfer of the Contributed Assets by I-B to Spinco and the assumption of the Assumed Liabilities by Spinco, each in accordance with the Distribution Agreement, the payment of the Dividend by I-B and the Redemption shall not, for purposes of this definition, constitute a Company Material Adverse Effect.

“Company Optionholder” shall mean the holders of vested Options immediately prior to the Effective Time.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or a Subsidiary, in whole or in part.

“Company Participating Equity Equivalent” shall mean the sum of (a) the number of Common Shares and Participating Preferred Shares outstanding immediately prior to the Effective Time plus (b), the number of Company Shares that would be issuable with respect to vested Options outstanding immediately prior to the Effective Time.

“Company Participating Equity Holders” shall mean the Participating Company Stockholders and the Company Optionholders.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate.

“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others.

“Company Revenue” shall mean revenue recognized by the Company and its Subsidiaries (other than I-B and Spinco) in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP).

“Company Shares” shall mean the Common Shares and the Preferred Shares.

“Company Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.

“Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.

“Company Third Party Expenses” shall mean all fees and expenses incurred by the Company or any Subsidiary in connection with the Merger, the Spin-Off Transaction and the other transactions contemplated by this Agreement, including all legal, accounting, investment banking, financial advisory, consulting and all other fees and expenses of third parties incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby and items referenced as Transaction Expenses in Note 1 of the Most Recent Balance Sheet.

“Contributed Assets” shall mean all of the assets transferred and conveyed by I-B to Spinco pursuant to the Distribution Agreement.

“Constitutive Representations” shall have the meaning set forth in Section 7.4(a) of this Agreement.

“Contract” shall have the meaning set forth in Section 2.15(a).

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Company or any Subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company or any Subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future. A true and complete list of all Customer Offerings is set forth in Section 2.13(c) of the Disclosure Schedule.

“Damages” shall mean any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Buyer and the Company Participating Equity Holders or Spinco, as the case may be, as set forth in Sections 1.6(e), 1.10(e) and 7.3(e)(vi).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof.

“Disclosure Statement” shall mean a written proxy or information statement containing the information prescribed by Section 5.4(a).

“Dispute” shall mean the dispute resulting if the Notified Party in a Response disputes the liability of the Company Participating Equity Holders or Spinco, as applicable, for all or part of a Claimed Amount.

“Dispute Notice” shall have the meaning set forth in Section 1.10(d).

“Dissenting Shares” shall mean Company Shares held as of the Effective Time by a Company Stockholder who has neither voted such Company Shares in favor of the Merger nor consented thereto in writing pursuant to Section 228 of the Delaware General Corporation Law and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time.

“Distribution Agreement” shall have the meaning set forth in Recital A.

“Distribution Documents” shall mean the Distribution Agreement, together with the documents and instruments attached as exhibits thereto to be executed and delivered thereunder.

“Distribution Transaction” shall have the meaning set forth in Recital A.

“Dividend” shall have the meaning set forth in Recital B.

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“DOL” shall have the meaning set forth in Section 2.21(e).

“EAD” shall have the meaning set forth in Section 2.21(e).

“Earn-out Consideration” shall have the meaning set forth in Section 1.6(a).

“Earn-out Dispute Notice” shall have the meaning set forth in Section 1.6(d).

“Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

“EKS&H” means Erhardt Keefe Steiner & Hoffman PC.

“Employee Amount” shall mean the aggregate amount payable pursuant to any change in control bonus plan or severance, change of control, retention or similar arrangement of the Company or any of its Subsidiaries in connection with the Merger, the Spin-Off Transaction and the other transactions contemplated by this Agreement, including the amount of any Taxes incurred by the Buyer, the Company or any of their Subsidiaries in connection with the payment of such amounts. For the avoidance of doubt, the Employee Amount shall not include any amounts (a) paid in severance under any policy or plan of the Buyer as a result of the termination of any employee at the Buyer’s direction or request, (b) attributable to the unvested A-C Options assumed by the Buyer pursuant to Section 1.9 or (c) constituting the portion of the Total Consideration paid in satisfaction of those Options that were accelerated by the transactions contemplated hereby and set forth in Section 2.2(c) of the Disclosure Schedule and identified as “change of control” options.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, and all severance agreements, written or otherwise, for the benefit of or relating to any current or former employee or independent contractor of the Company, any Subsidiary or any ERISA Affiliate.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“Equity Holders” shall mean the Company Stockholders, the Company Optionholders and the holders of any unvested A-C Options outstanding immediately prior to the Effective Time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

“Escrow Agent” shall mean U.S. Bank National Association.

“Escrow Agreement” shall mean the Escrow Agreement in the form attached hereto as Exhibit E by and among the Buyer, the Representative and the Escrow Agent.

“Escrow Fund” shall mean the Initial Escrow Fund plus any additional amounts deposited in escrow pursuant to Section 1.6(f) and Section 1.10(f)(iii).

“Escrow Period” shall mean the period during which Escrow Fund is to be held in escrow, as set forth in the Escrow Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Buyer reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Financial Statements” shall mean:

(a) the consolidated audited balance sheets and statements of income, changes in stockholders’ deficit and cash flows of I-B and A-C as of the end of and for each of the fiscal years ended December 31, 2006 and 2007, as certified without qualification by EKS&H, the Company’s independent public accountants;

(b) the consolidated unaudited balance sheet of the Company and its Subsidiaries as of August 31, 2008, and the related consolidated unaudited statements of operations, changes in stockholders’ equity (deficit) and cash flows for the eight month period ended August 31, 2008, which has been reviewed by EKS&H; and

(c) the unaudited balance sheet of A-C as of August 31, 2008, and the related unaudited statements of operations, changes in stockholders’ deficit and cash flows for the eight month period ended August 31, 2008.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any domestic or foreign court, arbitrational tribunal, administrative agency or commission or other domestic or foreign governmental or regulatory authority or agency.

“Grant Date” shall have the meaning set forth in Section 2.2(e) of this Agreement.

“Gross Margins Target” shall mean 60.3%.

“HRO” shall have the meaning set forth in Section 11.13.

“I-B” shall have the meaning set forth in the first paragraph of this Agreement.

“I-B Business” shall mean the business operations conducted using, in whole or in part, the Contributed Assets.

“I-B Obligation” shall mean (a) all Tax and other liabilities of the Company or its Subsidiaries arising out of or related to the Spin-Off Transaction (provided, that with respect to federal and state income Taxes attributable to the Spin-Off Transaction, such Taxes shall represent an I-B Obligation to the extent, and only to the extent, (i) the aggregate amount of such Taxes exceed (ii) the amount of the Tax Estimate, reduced by any amounts paid by the Buyer pursuant to Section 8.1(c)(iv)(B)), (b) all liabilities or obligations arising out of or relating to I-B or the conduct of the I-B Business and (c) all claims of any nature relating to any of the foregoing. For the avoidance of doubt, the term “I-B Obligation” shall not include (i) the “Retained Liabilities” (as defined in the Distribution Agreement) or (ii) any Taxes arising from or attributable to any election made by the Buyer, or by the Company or any Subsidiary (other than Spinco), after the Effective Time, including without limitation any election under Section 338(g) of the Code, except as to any election required to be made under applicable law or regulation.

“I-B Options” shall mean all Options that are not A-C Options.

“Initial Escrow Fund” shall mean the $11,500,000 deposited in escrow pursuant to Section 1.3(h), Section 1.7(b) and Section 1.11(a) and held and disposed of in accordance with the terms of the Escrow Agreement.

“Initial Merger Consideration” shall mean, with respect to each Common Share and Participating Preferred Share, the Per Share Participating Initial Consideration, and with respect to each Preferred Share (other than a Participating Preferred Share), the Applicable Specified Consideration.

“Initial Option Consideration” shall mean, with respect to each applicable vested Option outstanding immediately prior to the Effective Time, the Per Share Participating Initial Consideration minus the exercise price of such Option.

“Initial Performance Payment” shall have the meaning set forth in Section 1.6(a).

“Initial Special Escrow Fund” shall mean the $1,285,317 deposited in escrow pursuant to Sections 1.3(h), Section 1.7(b) and Section 1.11(b) and held and disposed of in accordance with the terms of the Escrow Agreement.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a)	Patent Rights;

(b)	Trademarks and all goodwill in the Trademarks

(c)	copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)	mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

(e)	inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)	other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” shall mean Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or any Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or a Subsidiary or hosted at a third party site. All Internal Systems that are material to the business of the Company or its Subsidiaries is listed and described in Section 2.13(c) of the Disclosure Schedule.

“Knowledge of the Company”, “Company’s Knowledge” and phrases of like import shall mean the knowledge of Christopher Dice, President of the Company, Joseph Bossone, Treasurer and Secretary of the Company, Tom Sperry, President of A-C, David Hinton, the Vice President and Chief Operating Officer of A-C, Peter Kools, the Chief Technology Officer of A-C, and Matthew Karasick, the Vice President of Strategy and Operations of A-C. The above named individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has actual knowledge of such fact, circumstance, event or other matter or (b) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry.

“Lease” shall mean any lease or sublease pursuant to which the Company or any Subsidiary (other than Spinco) leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Litigation Matter” shall mean any Legal Proceedings in which the Company or any Subsidiary is a party at the Closing Date.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

“Merger Consideration” shall mean the aggregate payments which the Company Stockholders are entitled to receive pursuant to Section 1.5 of this Agreement and the Company Optionholders are entitled receive pursuant to Section 1.9 of this Agreement, as such amounts may be adjusted pursuant to Section 1.10.

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean August 31, 2008.

“Net Asset Value” shall mean the total assets (other than goodwill and deferred tax assets) of the Company and the Subsidiaries (other than Spinco) less the total liabilities of the Company and the Subsidiaries (other than Spinco) as shown on the Preliminary Closing Balance Sheet or the Closing Balance Sheet, as the case may be; provided, however, for the purposes of determining the Net Asset Value, the Spin-Off Transaction shall be deemed to have been completed immediately prior to the date of the Preliminary Closing Balance Sheet or the Closing Balance Sheet, as the case may be.

“Net Total Consideration” shall mean (a) the Total Consideration minus (b) the sum of (i) the Representative Expense Amount, (ii) the Initial Escrow Fund and (iii) the Initial Special Escrow Fund.

“Neutral Accountant” shall have the meaning set forth in Section 1.6(d).

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Notified Party” shall mean, either (i) the Representative, in the event that the Buyer asserts a claim for indemnification pursuant to Section 7.1, or (ii) Spinco, in the event that the Buyer asserts a claim for indemnification pursuant to Section 7.2.

“Open Source Materials” shall mean all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Option” shall mean each option to purchase or acquire Company Shares.

“Option Consideration” shall mean, with respect to each vested Option outstanding immediately prior to the Effective Time, the sum of (a) (i) the Per Share Participating Initial Consideration minus (ii) the exercise price of such Option; and, if the amount in clause (a) is positive, (b) the Per Share Participating Earn-Out Consideration; (c) the Per Share Positive Closing Net Surplus, if any; (d) the Per Share Escrow Fund Interest; when and if payable; (e) the Per Share Special Escrow Fund Interest, when and if payable, in each case, without any interest thereon; and (f) the Per Share Representative Expense Amount Surplus, if any.

“Option Plan” shall mean the Company’s Amended and Restated 1999 Stock Compensation Plan.

“Option Proceeds Credit” shall mean the aggregate exercise price of the vested Options outstanding immediately prior to the Effective Time.

“Option Tax Amount” shall mean all Taxes incurred by the Buyer, the Company or any of their Subsidiaries in connection with the payment of the Initial Option Consideration to the Company Optionholders.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Participating Company Stockholders” shall mean the holders of Common Shares and Participating Preferred Shares outstanding immediately prior to the Effective Time.

“Participating Initial Consideration” shall mean (a) the Net Total Consideration plus (b) the Option Proceeds Credit minus (c) the Aggregate Liquidation Preference.

“Participating Preferred Shares” shall mean the Series A-2 Redeemable Participating Shares, Series B-2 Redeemable Participating Shares, Series C-2 Redeemable Participating Shares, and Series D-2 Redeemable Participating Shares.

“Party” and “Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Paying Agent” shall mean U.S. Bank National Association.

“Per Share Escrow Fund Interest” shall mean the dollar amount determined by dividing (a) (i) the amount of the Escrow Fund, when and to the extent released to Company Participating Equity Holders pursuant to the terms of the Escrow Agreement, less (ii) any Taxes incurred by the Buyer, the Company, or any of their Subsidiaries as a result of the payment of such amounts to the Company Optionholders by (b) the Company Participating Equity Equivalents.

“Per Share Participating Earn-Out Consideration” shall mean the dollar amount determined by dividing (a) (i) 86.2% of the finally determined Earn-Out Consideration less (ii) any Taxes incurred by the Buyer, the Company, or any of their Subsidiaries as a result of the payment of such amounts to the Company Optionholders by (b) the Company Participating Equity Equivalents.

“Per Share Participating Initial Consideration” shall mean the dollar amount determined by dividing (a) the Participating Initial Consideration by (b) the Total Equity.

“Per Share Positive Closing Net Surplus” shall mean the dollar amount determined by dividing (a) (i) 87.5% of the Closing Net Asset Value Surplus less (ii) any Taxes incurred by the Buyer, the Company, or any of their Subsidiaries as a result of the payment of such amounts to the Company Optionholders by (b) the Company Participating Equity Equivalents.

“Per Share Special Escrow Amount” shall mean the dollar amount determined by dividing (a) the Initial Special Escrow Fund by (b) the Company Participating Equity Equivalents.

“Per Share Special Escrow Fund Interest” shall mean the dollar amount determined by dividing (a) (i) the amounts of the Special Escrow Fund, when and to the extent released to Company Participating Equity Holders pursuant to the terms of the Escrow Agreement, less (ii) any Taxes incurred by the Buyer, the Company, or any of their Subsidiaries as a result of the payment of such amounts to the Company Optionholders by (b) the Company Participating Equity Equivalents.

“Per Share Representative Expense Amount Surplus” shall mean the dollar amount determined by dividing (a) (i) the Representative Expense Amount Surplus less (ii) any Taxes incurred by the Buyer, the Company, or any of their Subsidiaries as a result of the payment of such amounts to the Company Optionholders by (b) the Company Participating Equity Equivalents.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Permitted Matters” shall have the meaning set forth in Section 7.4(a).

“Plan of Recapitalization” shall have the meaning set forth in Recital C.

“Pre-Closing Period” shall have the meaning set forth in Section 5.5.

“Preferred Shares” shall mean the shares of preferred stock, par value $0.01 per share, of the Company.

“Preliminary Closing Net Asset Value Shortfall” shall mean the amount, if any, by which the Target Amount exceeds the estimated Net Asset Value as reflected on the Preliminary Closing Balance Sheet.

“Preliminary Closing Net Asset Value Surplus” shall mean the amount, if any, by which the estimated Net Asset Value as reflected on the Preliminary Closing Balance Sheet exceeds the Target Amount.

“Preliminary Closing Balance Sheet” shall have the meaning set forth in Section 1.10(a).

“Preliminary Closing Balance Sheet Date” shall have the meaning set forth in Section 1.10(a).

“Preliminary Net Asset Value” shall have the meaning set forth in Section 1.10(a).

“Pro Rata Share” shall have the meaning set forth in Section 7.3(h).

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Recapitalization” shall have the meaning set forth in Recital C.

“Redeemable Class A Common Shares” shall mean the shares of Redeemable Class A common stock, par value $0.01 per share, of the Company.

“Redeemable Class B Common Shares” shall mean the shares of Redeemable Class B common stock, par value $0.01 per share, of the Company.

“Redemption” shall have the meaning set forth in Recital D.

“Representative” shall mean Shareholder Representative Service, LLC, a Colorado limited liability company.

“Representative Expense Amount” shall mean $200,000.

“Representative Expense Amount Surplus” shall have the meaning set forth in Section 1.12(b).

“Requisite Stockholder Approval” shall mean the adoption of this Agreement and the approval of the Merger, whether at a meeting duly called and held by the Company Stockholders or by written consent of the stockholders, by the holders of (a) a majority of the Company Shares (on an as converted to Common Share basis), (b) a majority of each of the Series A Shares, Series B Shares, Series C Shares and Series D Shares and (c) two-thirds of the outstanding Series D Shares, in each case to the extent such shares are entitled to vote on the adoption of this Agreement and the approval of the Merger.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“Revenue Target” shall mean $9,000,000.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 7.1(c) Breaching Equity Holder” shall have the meaning set forth in Section 7.3(h).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, material men’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and its Subsidiaries and not material to the Company and its Subsidiaries, taken as a whole.

“Seller Group” shall have the meaning set forth in Section 11.13.

“Series A Shares” shall mean the Series A Preferred Stock, par value $0.01 per share, of the Company.

“Series A-1 Non-Redeemable Shares” shall mean the Series A-1 Non-Voting, Non-Redeemable Preferred Liquidation Stock, par value $0.01 per share, of the Company.

“Series A-2 Redeemable Participating Shares” shall mean the Series A-2 Redeemable Participating Preferred Stock, par value $0.01 per share, of the Company.

“Series B Shares” shall mean the Series B Preferred Stock, par value $0.01 per share, of the Company.

“Series B-1 Non-Redeemable Shares” shall mean the Series B-1 Non-Voting, Non-Redeemable Preferred Liquidation Stock, par value $0.01 per share, of the Company.

“Series B-2 Redeemable Participating Shares” shall mean the Series B-2 Redeemable Participating Preferred Stock, par value $0.01 per share, of the Company.

“Series C Shares” shall mean the Series C Preferred Stock, par value $0.01 per share, of the Company.

“Series C-1 Non-Redeemable Shares” shall mean the Series C-1 Non-Voting, Non-Redeemable Preferred Liquidation Stock, par value $0.01 per share, of the Company.

“Series C-2 Redeemable Participating Shares” shall mean the Series C-2 Redeemable Participating Preferred Stock, par value $0.01 per share, of the Company.

“Series D Shares” shall mean the Series D Preferred Stock, par value $0.01 per share, of the Company.

“Series D Warrants” shall mean the warrants of the Company exerciseable for Series D Non-Redeemable Shares and Series D-2 Redeemable Participating Shares.

“Series D-1 Non-Redeemable Shares” shall mean the Series D-1 Non-Voting, Non-Redeemable Preferred Liquidation Stock, par value $0.01 per share, of the Company.

“Series D-2 Redeemable Participating Shares” shall mean the Series D-2 Redeemable Participating Preferred Stock, par value $0.01 per share, of the Company.

“Silicon Valley Bank Loan” shall mean (a) the Loan and Security Agreement by and among Silicon Valley Bank, I-B and A-C, dated December 11, 2007, as amended, modified and supplemented, (b) the Consent, dated as of July 9, 2008, delivered by I-B and A-C to Silicon Valley Bank, (c) the Unconditional Guaranty, dated as of July 9, 2008, of the Company in favor of Silicon Valley Bank, (d) the Security Agreement, dated as of July 9, 2008, between the Company and Silicon Valley Bank, and (e) all other documents and instruments related to the foregoing.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Special Escrow Period” shall mean the period during which the Special Escrow Fund is to be held in escrow, as set forth in the Escrow Agreement.

“Special Escrow Fund” shall mean the Initial Special Escrow Fund plus any additional amounts deposited in escrow pursuant to Section 5.16.

“Spin-Off Transaction” shall have the meaning set forth in Recital D.

“Spinco” shall have the meaning set forth in the first paragraph of this Agreement.

“Spinco Contract” shall have the meaning set forth in Section 3.9(a) of this Agreement.

“Spinco Financial Statements” shall mean the pro forma unaudited opening balance sheet of I-B as of August 31, 2008, and the related pro forma unaudited statement of operations and cash flows for the eight month period ended August 31, 2008, prepared in accordance with GAAP.

“Spinco Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, the Contributed Assets (in the condition delivered to Spinco in accordance with the Distribution Agreement), any other assets, the Assumed Liabilities (as such Assumed Liabilities were assumed Spinco in accordance with the Distribution Agreement), any other liabilities, or the capitalization, condition (financial or other), or results of operations of Spinco, other than any change, event, circumstance or development resulting from (a) changes in the United States economy in general, so long as such changes do not disproportionately affect the business of Spinco, (b) changes in the industry in which Spinco operates, so long as such changes do not disproportionately affect the business of Spinco, (c) the announcement or pendency of the Merger or (d) the taking of any action expressly required by this Agreement (other than any action taken in accordance with the first sentence of Section 5.5). For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Spinco Material Adverse Effect.

“Spinco Option” shall mean each option to purchase or acquire Spinco Common Shares or Spinco Preferred Shares.

“Spinco Stock” shall have the meaning set forth in Recital D.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger.

“SVB Payoff Letter” shall have the meaning set forth Section 5.12.

“Target Amount” shall mean $5,175,250.

“Tax Estimate” shall mean $4,337,148.

“Tax Proceeding” shall mean any Tax audit, examination or administrative or judicial proceeding, including without limitation any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes.

“Tax Related Representations” shall have the meaning set forth in Section 7.4(a).

“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by the Buyer under Article VII.

“Threshold Amount” shall have the meaning set forth Section 7.5(a).

“Total Company Shares” shall mean the number of Company Shares outstanding immediately prior to the Effective Time.

“Total Consideration” shall mean (a) the sum of (i) $92,000,000 and (ii) the Preliminary Closing Net Asset Value Surplus, if any, minus (b) the sum of (i) the Tax Estimate, (ii) the Employee Amounts, (iii) the amount of the Company Third Party Expenses set forth on the Preliminary Closing Balance Sheet and paid by the Buyer in accordance with the provisions of Section 1.3(g), (iv) all amounts required to pay in full the principal, interest, fees and other charges payable to satisfy and discharge in full the Silicon Valley Bank Loan in accordance with the SVB Payoff Letter and paid by the Buyer in accordance with the provisions of Section 1.3(h), (v) the Preliminary Closing Net Asset Value Shortfall, if any, and (vi) the Option Tax Amount paid by the Buyer in accordance with the provisions of Section 1.3(k).

“Total Equity” shall mean the sum of (a) the number of Common Shares and Participating Preferred Shares outstanding immediately prior to the Effective Time, plus (b) the number of Company Shares that would be issuable with respect to vested Options outstanding immediately prior to the Effective Time, plus (c) the number of Company Shares that would be issuable with respect to unvested A-C Options outstanding immediately prior to the Effective Time, which are assumed by the Buyer pursuant to Section 1.9.

“Total Pending Claims” shall have the meaning set forth in Section 1.6(h).

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transition Services Agreement” shall mean the Transition Services Agreement in the form attached as Exhibit D to the Distribution Agreement.

“Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.

“Unsatisfied Claims” shall have the meaning set forth in Section 1.6(h).

“USCIS” shall have the meaning set forth in Section 2.21(e).

“Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares, including the Series D Warrants.

“Work Permit” shall have the meaning set forth in Section 2.21(e).

“Voting Agreement” shall have the meaning set forth in Section 5.4(e).

ARTICLE XI

MISCELLANEOUS

11.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that (a) any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure) and (b) the Buyer and its Affiliates shall not be bound by the provisions of this Section 11.1 following the Closing Date.

11.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns other than the persons intended to benefit from Section 5.15, who shall have the right to enforce such provisions directly.

11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement dated April 25, 2008, between the Buyer and I-B, shall remain in effect in accordance with its terms.

11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

11.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To the Buyer or the Transitory Subsidiary:	with a copy to:

Akamai Technologies, Inc. 8 Cambridge Center Cambridge, MA 02142 Attn: Melanie Haratunian, Senior Vice President and General Counsel Telecopy: (617) 444-3695 Telephone: (617) 444-3000	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Susan W. Murley, Esq. Telecopy: (617) 526-5000 Telephone: (617) 526-6000

To the Company, I-B, A-C or Spinco:	with a copy to:

iB Holdco Inc. c/o I-Behavior Inc. 2051 Dogwood Street Louisville, CO 80027 Attn: Mr. Joseph Bossone, Vice President, Chief Financial Officer Telecopy: (914) 206-4203 Telephone: (303) 228-5000	Holme Roberts & Owen LLP 1700 Lincoln Street, Suite 4100 Denver, Colorado 80203-4541 Attn: Mark W. Weakley, Esq. Telecopy: (303) 866-0200 Telephone: (303) 417-8549

To the Representative:	with a copy to:

Shareholder Representative Services LLC 855 Folsom Street, Suite 118 San Francisco, California 94107 Attention: Mark Vogel and Paul Koenig Telecopy: (415) 962-4147 Telephone: (415) 367-9400	Holme Roberts & Owen LLP 1700 Lincoln Street, Suite 4100 Denver, Colorado 80203-4541 Attn: Mark W. Weakley, Esq. Telecopy: (303) 866-0200 Telephone: (303) 417-8549

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.8 Governing Law. This Agreement (including without limitation its interpretation, construction, performance and enforcement), and all claims of causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

11.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.7, provided that nothing in this Section 11.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

11.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation”.

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(e) Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Buyer or its outside counsel or (ii) included in the virtual data site located at https://services.intralinks.com/logon.html?clientID=8368260496 at least two business days prior to the date of this Agreement.

11.13 Legal Representation. Each of the Parties hereto acknowledges and agrees that Holme Roberts & Owen LLP (“HRO”) represents the Company, and not any of the individual Company Participating Equity Holders or any other entities. After the Closing, it is possible that HRO will represent the Company Participating Equity Holders, the Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with the Escrow Fund, the Special Escrow Fund and any claims made thereunder pursuant to this Agreement. The Buyer and the Company hereby agree that HRO (or any successor) may represent the Seller Group in the future in connection with administration of the Escrow Fund, the Special Escrow Fund and any claims that may be made thereunder pursuant to this Agreement. HRO (or any successor) may serve as counsel to the Seller Group in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the Escrow Agreement, and each of the Parties hereto hereby consents thereto and waives any conflict of interest arising therefrom. Each of the Parties hereto acknowledges that such consent and waiver is voluntary, has been carefully considered and the Parties have consulted with counsel or been advised they should do so in this connection.

11.14 Specific Performance. The Parties agree that irreparable damage may occur and that the Parties may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity

11.15 No Other Representation or Warranty. The Parties each acknowledge that, except as expressly set forth in this Agreement and any certificate delivered by one Party to another in satisfaction of the conditions set forth in Sections 6.1 or 6.2, there are no representations and warranties of any kind, express or implied, by any Party in connection with the Merger; provided, however, that this Section 11.15 shall not be applicable to, and shall in no way limit, any claim by a Party either in law or in equity arising out of or alleging fraud or knowing misrepresentation in connection with this Agreement, the Spin-Off Transaction or the transactions contemplated by this Agreement.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

AKAMAI TECHNOLOGIES, INC.

By:	/s/ JD Sherman
Title:	Chief Financial Officer

TRANSITORY SUBSIDIARY:

ARROW ACQUISITION CORP.

By:	/s/ JD Sherman
Title:	Treasurer

COMPANY:

IB HOLDCO INC.

By:	/s/ Chris Dice
Title:	CEO

I-B:

I-BEHAVIOR INC.

By:	/s/ Chris Dice
Title:	CEO

A-C:

ACERNO INC.

By:	/s/ Chris Dice

SPINCO:

IB SPINCO LLC

By:	/s/ Chris Dice
Title:	CEO

REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICE, LLC

By:	/s/ Paul Koenig
Title:	Manager